Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT
OF

SAND CANYON EXPLORATIONS LLC

Dated effective as of July 29, 2026

SALE OF INTERESTS IN THE COMPANY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION. INTERESTS MAY NOT BE OFFERED OR SOLD ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE. THE COMPANY HAS THE RIGHT TO REQUIRE ANY POTENTIAL TRANSFEROR OF AN INTEREST TO DELIVER AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY BEFORE ANY TRANSFER TO THE EFFECT THAT EXEMPTIONS FROM APPLICABLE REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE FOR THE TRANSFER. IN ADDITION, THIS AGREEMENT CONTAINS ADDITIONAL SUBSTANTIAL RESTRICTIONS ON THE TRANSFER OF INTERESTS.

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation	1
1.3	Coordination With Exhibits	2
ARTICLE II THE LIMITED LIABILITY COMPANY		2
2.1	General	2
2.2	Name	2
2.3	Purposes	2
2.4	Limitation	3
2.5	The Members	3
2.6	Issuance of Additional Interests	3
2.7	Term	3
2.8	Registered Agent; Offices	3
2.9	Corporate Transparency Act Information	3
ARTICLE III INTERESTS; CAPITAL CONTRIBUTIONS		4
3.1	Interests	4
3.2	Initial Contributions	4
3.3	Joint Funding	5
3.4	Cash Calls	5
3.5	Remedies for Failure to Meet Cash Calls	5
3.6	Intentionally Omitted	7
3.7	Return of Contributions	7
ARTICLE IV MEMBERS		7
4.1	Limited Liability	7
4.2	Company Indemnification of Members	8
4.3	Member Indemnification	8
4.4	Member Reimbursement Obligations	9
4.5	Coordination	10
4.6	Exclusive Rights of Members	10
4.7	Meetings; Written Consent	10
4.8	No Member Fees	10
4.9	No State-Law Partnership	10
4.10	No Implied Covenants; No Fiduciary Duties	11
4.11	Other Business Opportunities	11
4.12	Pledge and Subordination	11
4.13	Cooperation with Financing Parties	11
ARTICLE V COMPANY MANAGEMENT		11
5.1	Management Authority	11
5.2	Management Committee	12
5.3	Manager; Duties	15
5.4	Standards of Care	18

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5.5	Exculpation	18
5.6	Indemnification of Manager and Representatives	18
5.7	Resignation; Removal; Replacement	19
5.8	Payments to Manager	20
5.9	Affiliate Transactions	20
5.10	Changes to Mining Law	20
5.11	GGUSA Performance of Operations	20
ARTICLE VI PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING		23
6.1	Initial Program and Budget	23
6.2	Operations Under Programs and Budgets	23
6.3	Presentation of Proposed Programs and Budgets	23
6.4	Approval of Proposed Programs and Budgets	24
6.5	Amendments	24
6.6	Election to Participate	25
6.7	Recalculation and Restoration for Actual Contributions	26
6.8	Intentionally Omitted	27
6.9	Budget Overruns; Program Changes	27
6.10	Emergency or Unexpected Expenditures	28
6.11	Monthly Reports	28
6.12	Inspection Rights	28
6.13	Independent Audit	29
6.14	Failure to Submit Material Program	29
ARTICLE VII DISTRIBUTIONS; DISPOSITION OF PRODUCTION		30
7.1	Distributions	30
7.2	Liquidating Distributions	31
7.3	Disposition of Products	31
ARTICLE VIII TRANSFERS AND ENCUMBRANCES OF INTERESTS		32
8.1	Restrictions on Transfer	32
8.2	Permitted Transfers and Permitted Interest Encumbrances	32
8.3	Additional Limitations on Transfers and Encumbrances	33
8.4	Right of First Refusal	34
8.5	Substitution of a Member	35
8.6	Conditions to Substitution	36
8.7	Admission as a Member	36
8.8	Economic Interest Holders	36
ARTICLE IX RESIGNATION, DISSOLUTION AND LIQUIDATION		37
9.1	Resignation	37
9.2	Non-Compete Covenant	38
9.3	Dissolution	38
9.4	Liquidation	38
9.5	Termination	40

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ARTICLE X AREA OF INTEREST; ABANDONMENT		40
10.1	Acquisitions Within Area of Interest	40
10.2	Surrender or Abandonment of Property	41
10.3	Reacquisition	41
ARTICLE XI DISPUTES		41
11.1	Dispute Resolution	41
11.2	Executive Mediation	42
11.3	Arbitration	42
ARTICLE XII MISCELLANEOUS		44
12.1	Confidentiality	44
12.2	Public Announcements	44
12.3	Notices	45
12.4	Headings	45
12.5	Waiver	45
12.6	Amendment	45
12.7	Severability	46
12.8	Force Majeure	46
12.9	Rules of Construction	46
12.10	Governing Law	46
12.11	Further Assurances	46
12.12	Survival	46
12.13	No Third-Party Beneficiaries	47
12.14	Entire Agreement	47
12.15	Parties in Interest	47
12.16	Counterparts	48
12.17	Rule Against Perpetuities	48

APPENDIX AND EXHIBITS

Appendix A	Defined Terms

Exhibit A	Property Description and Area of Interest
Exhibit B	Accounting Procedure
Exhibit C	Tax Matters
Exhibit D	Form of Net Smelter Returns Royalty Deed
Exhibit E	Insurance
Exhibit F	Initial Program and Budget

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LIMITED LIABILITY COMPANY AGREEMENT

OF

SAND CANYON EXPLORATIONS LLC

This Limited Liability Company Agreement (this “Agreement”) is effective as of July 29, 2026 (the “Effective Date”), between Golden Gryphon USA, Inc., a Nevada corporation, whose address is 1400 Tanager Place, R.R. 21, Roberts Creek, British Columbia, V0N 2W1, Canada (“GGUSA”), and Golden Minerals Company, a Delaware corporation, whose address is 1312 17th St. Unit #2136, Denver, Colorado, USA 80202 (“Golden”), as the initial Members.

Recitals

A.Golden owns certain unpatented mining claims located in Humboldt County, Nevada, as described in part 1 of Exhibit A-1. Golden Gryphon owns certain unpatented mining claims located in Humboldt County, Nevada, as described in part 2 of Exhibit A-1.

B.GGUSA and Golden have caused the formation of the Company to own the Properties (as defined below) and to conduct the Operations contemplated by this Agreement.

In consideration of the covenants and agreements in this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1Definitions. In addition to the capitalized terms defined in other provisions of this Agreement, as used in this Agreement, capitalized terms have the meanings given in Appendix A.

1.2Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Appendix” or an “Exhibit,” are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar

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days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a three hundred and sixty (360)-day year of twelve (12) thirty (30)-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under GAAP.

1.3Coordination With Exhibits. Notwithstanding Section 1.2(g), except as otherwise expressly provided in an Exhibit, references in the Exhibit to an “Article,” or “Section” or another subdivision, are to an “Article,” “Section” or subdivision of the Exhibit. Except as otherwise provided in an Exhibit, capitalized terms used in the Exhibit that are not defined in the Exhibit shall have the meanings given to them in this Agreement. If any provision of an Exhibit, other than Exhibit C, conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control. If any provision of Exhibit C conflicts with any provision in the body of this Agreement, the provision in Exhibit C shall control.

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1General. The Company has been duly organized under the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State by an authorized person. The Members agree that their rights relating to the Company, the Assets and Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.

2.2Name. The name of the Company is “Sand Canyon Explorations LLC.” The Manager shall accomplish any filings or registration required by jurisdictions in which the Company conducts its Business.

2.3	Purposes. The Company is formed for the following purposes:
(a)	to conduct Exploration within the Properties and the Area of Interest;
(b)	to acquire additional real property and other interests within the Area of Interest;
(c)	to evaluate the possible Development and Mining of the Properties and other Assets acquired within the Area of Interest;

(d)to engage, if warranted, in Development and Mining on the Properties and other Assets acquired within the Area of Interest;

(e)to engage in the marketing, sale and distribution of Products, to the extent provided in Section 7.3; and

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(f)to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Compliance obligations, Continuing Obligations and Laws.

2.4Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge those purposes.

2.5The Members. The Manager shall maintain a register containing the name, business address, Interest and Representatives of each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Interests and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly after the written request of the Member.

2.6Issuance of Additional Interests. Additional Interests may be issued for such Capital Contributions and with such rights, privileges and preferences as shall be unanimously approved by the Management Committee. If the issuance of additional Interests has been properly approved under this Section 2.6, the Persons to whom such additional Interests have been issued shall automatically be admitted to the Company as Members.

2.7Term. The Company has perpetual existence; provided, that the Company shall be dissolved upon the occurrence of an event described in Section 9.3.

2.8Registered Agent; Offices. The initial registered office and registered agent of the Company are in the Company’s certificate of formation. The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect the change without the approval of the Members or the Management Committee. The location of the principal place of business of the Company shall be the Manager’s principal place of business or other location selected by the Manager.

2.9Corporate Transparency Act Information. Upon request by the Manager after its reasonable determination that the Company is a “reporting company” under the Corporate Transparency Act, as amended, and the rules and regulations promulgated thereunder (the “CTA”) and that no exemption to reporting thereunder is available to the Company, each Member shall promptly furnish to the Manager any information regarding such Member (and such Member’s beneficial owners) that the Manager deems necessary or advisable for the Company to comply with the CTA. Such information includes, without limitation, personal information regarding all individuals who are deemed to be beneficial owners of the Company under the CTA because they directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either exercise substantial control over the Company or own or control at least twenty-five percent (25%) of the Interests of the Company, as determined in accordance with the CTA. Such individuals must provide their full legal name, date of birth, current residential street address, and unique identifying number from and a copy of a U.S. driver’s license or a U.S. or foreign passport that includes a photograph of the individual or, at the election of any such individual, such individual’s FinCEN Identifier (as defined under the CTA). Such information may also include any information documents that are necessary for the Company to determine whether such indirect owners or controllers have substantial control over

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the Company. Each Member must also promptly notify the Company of any change or inaccuracy in any of the information most recently provided to the Company by the Member pursuant to these provisions, including any change that could reasonably be expected to affect who may be considered a beneficial owner of the Company for purposes of the CTA. Each Member hereby agrees to indemnify and hold harmless the Company from and against any losses, claims, damages, judgments, penalties, fines, costs or liabilities (collectively, “Claims”) of any kind arising from or relating to (x) any failure of such Member to comply with the obligations of this Section or (y) any false or incomplete information or documents provided by such Member to the Manager or the Company pursuant to this Section. The foregoing indemnity provisions shall survive the termination, dissolution, liquidation and winding up of the Company or the transfer of the Member’s Interest in the Company. For the avoidance of doubt, a Member shall not be responsible to indemnify the Company pursuant to this Section 2.9 for Claims arising from acts or omissions of the other Member. Each Member acknowledges and consents to the disclosure by the Company to the Financial Crimes Enforcement Network of the U.S. Department of the Treasury of the information provided by such Member to the Manager pursuant to this Section 2.9 notwithstanding any confidentiality provisions in this Agreement to the contrary.

ARTICLE III

INTERESTS; CAPITAL CONTRIBUTIONS

3.1	Interests.

(a)Initial Interests. The initial Interest of GGUSA is forty percent (40%). The initial Interest of Golden is sixty percent (60%).

(b)Adjustments to Interests. The Interests of the Members shall be adjusted (i) upon the resignation or deemed resignation of a Member under Sections 3.3 or 9.1 or upon the redemption of a Member’s Interest, to reflect the cancellation of the Member’s Interest, (ii) upon an election by a Non-Contributing Member to contribute less to an adopted Program and Budget than the percentage reflected by the Non-Contributing Member’s Interest, or an election by a Contributing Member to make an Excess Contribution of an Underfunded Amount, in each case as provided in Section 6.6, (iii) upon the recalculation or restoration of Interests after the completion of a Program and Budget under Section 6.7, (iv) upon the default by a Member in making its required Capital Contributions to an adopted Program and Budget, followed by a proper election by the Non-Defaulting Member under Section 3.5(c), (v) upon the Transfer by a Member of all or less than all of its Interest under Article X, and (vi) upon the issuance of additional Interests in the Company under Section 2.6.

3.2	Initial Contributions.

(a)Golden Initial Contribution. As its initial Capital Contribution, Golden has contributed to the Company as of the Effective Date all of its right, title and interest in and to the Properties and the Existing Data. The Members agree that the fair market value of Golden’s initial Capital Contribution as of the Effective Date equals $2,500,000.

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(b)GGUSA Initial Contribution. As its initial Capital Contribution, GGUSA has contributed to the Company as of the Effective Date all of its right, title and interest in and to the Properties and the Existing Data. The Members agree that the fair market value of GGUSA’s initial Capital Contribution as of the Effective Date equals $1,666,667.

(c)Conveyance of Properties to the Company. Simultaneous with the execution and delivery of this Agreement, Golden shall convey the unpatented mining claims listed in part 1 of Exhibit A-1 to the Company by delivering a Quitclaim Deed in the form attached hereto as Exhibit G to the Manager dated effective as of the Effective Date. Simultaneous with the execution and delivery of this Agreement, Golden Gryphon shall convey the unpatented mining claims listed in part 2 of Exhibit A-1 to the Company by delivering a Quitclaim Deed in the form attached hereto as Exhibit G to the Manager dated effective as of the Effective Date. The Manager shall record the deeds in the official records of Humboldt County.

3.3Joint Funding. The Members shall, subject to an election under Section 6.6, be obligated to make additional Capital Contributions to adopted Programs and Budgets in accordance with Section 3.4 pro rata in proportion to their respective Interests (“Joint Funding”).

3.4Cash Calls. On the basis of the adopted Program and Budget then in effect, the Manager shall submit to each Member at least ten (10) days before the last day of each month a billing for estimated cash requirements for the next month (a “Cash Call”). Within ten (10) days after receipt of such a billing, each Member shall pay to the Company as an additional Capital Contribution under Section 3.3 its proportionate share of the estimated amount based on its Interest. Time is of the essence in the payment of such billings. Subject to receipt of such Capital Contributions or other funds under this Agreement, the Manager (a) shall maintain a minimum cash reserve of the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within sixty (60) days after the date of determination, and (b) shall have the right to maintain an additional cash reserve of up to the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within an additional three (3) months after the date of determination. All funds in excess of the immediate cash requirements of the Company shall be invested in one or more interest-bearing accounts reasonably selected by the Manager.

3.5	Remedies for Failure to Meet Cash Calls.

(a)If a Member (the “Delinquent Member”) has not contributed all or any portion of any additional Capital Contribution that such Member is or was required to contribute under Sections 3.3 and 3.4 (the “Default Amount”), then the other Member (the “Non-Defaulting Member”) may elect to exercise its rights under either Section 3.5(b), or 3.5(c) by written notice to the Delinquent Member within ten (10) Business Days after the occurrence of the default. In the case of an election under Section 3.5(b), or 3.5(c), the Non-Defaulting Member shall pay the entire Default Amount to the Company on behalf of the Delinquent Member within such ten (10) Business Day period.

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(b)If the Non-Defaulting Member makes an election under this Section 3.5(b), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a loan (a “Default Loan”) from the Non-Defaulting Member to the Delinquent Member, and a Capital Contribution of that amount to the Company by the Delinquent Member, with the following results:

(i)the amount of the Default Loan shall bear interest at the Default Rate from the date that the Non-Defaulting Member makes the Default Loan until the date that the Default Loan, together with all accrued and unpaid interest, is repaid by the Delinquent Member to the Non-Defaulting Member or from distributions as provided in Section 3.5(b)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal);

(ii)all distributions (or sales of Products by the Company under Section 7.3 and distributions of the proceeds of such sales under Section 7.1(b)) that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead shall be made to the Non-Defaulting Member until the Default Loan and all accrued and unpaid interest have been paid in full to the Non-Defaulting Member;

(iii)the principal balance of the Default Loan and all accrued and unpaid interest shall be due and payable in whole within five (5) Business Days after written demand to the Delinquent Member by the Non-Defaulting Member;

(iv)after any default in the payment of the principal of or interest on the Default Loan, the Non-Defaulting Member may (A) again make an election by notice to the Delinquent Member to convert the unpaid balance of the Default Loan and all accrued and unpaid interest to a Capital Contribution by the Non-Defaulting Member, in which case the provisions of Section 3.5(c) shall apply, with the unpaid balance and all interest accrued thereon treated as the Default Amount for purposes of the calculations under Section 3.5(c), or (B) exercise any other rights and remedies granted to the Non-Defaulting Member or the Company under this Agreement or available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment by the Delinquent Member of the Default Loan all at the cost and expense of the Delinquent Member; and

(v)during the period that any such Default Loan is in default, all rights of the Delinquent Member or any Representative designated by the Delinquent Member to vote, veto or consent to any matter under this Agreement shall be suspended, and the Interest of the Delinquent Member and its Representatives shall be deemed not outstanding for purposes of determining whether a quorum exists at any meeting of the Management Committee or whether any specified percentage of votes required to adopt, consent to or approve any matter has been obtained.

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(c)If the Non-Defaulting Member makes an election under this Section 3.5(c) or under Section 3.5(b)(iv)(A), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a Capital Contribution by the Non-Defaulting Member to the Company on behalf of the Delinquent Member. In such case the Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to: (i) the Dilution Multiple; multiplied by the Default Amount; divided by (ii) the aggregate Contributed Capital of all Members (determined after taking into account the contribution of the Default Amount). The Interest of the Non-Defaulting Member shall be increased by the reduction in the Interest of the Delinquent Member. The foregoing adjustments shall be effective as of the date of the default (or in the case of remedies under Section 3.5(b)(iv)(A), the date of the default in repaying the Default Loan).

(d)If the Non-Defaulting Member makes an election under Section 3.5(b) or 3.5(c), then the applicable provisions of this Section 3.5 shall be the sole and exclusive remedies available to the Non-Defaulting Member for the default. If the Non-Defaulting Member does not make such an election (and if applicable, the required advance) within the ten (10) Business Day period described in Section 3.5(a), then the Non-Defaulting Member shall have, on its own behalf and on behalf of the Company, all of the rights and remedies available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment of the Default Amount, all at the cost and expense of the Delinquent Member, but excluding the contractual rights and remedies under Sections 3.5(b) and 3.5(c), which shall be deemed waived. IN THE CASE OF AN ELECTION UNDER SECTION 3.5(b), or 3.5(c), THE MEMBERS AGREE THAT THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 3.5 ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY THE NON-DEFAULTING MEMBER AS A RESULT OF A BREACH BY A MEMBER OF ITS OBLIGATION TO MAKE CAPITAL CONTRIBUTIONS FOR CASH CALLS UNDER SECTIONS 3.3 AND 3.4 AND NOT A PENALTY.

3.6	Intentionally Omitted.

3.7Return of Contributions. Except as expressly provided in this Agreement, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions. No Capital Contribution that has not been returned shall constitute a liability of the Company, the Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions. The provisions of this Section 3.7 shall not limit a Member’s rights or obligations under Section 7.2.

ARTICLE IV

MEMBERS

4.1Limited Liability. The liability of each Member shall be limited as provided by the Act. No Member or the Manager, or any combination, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member or the Manager or any combination.

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4.2Company Indemnification of Members. Except as provided in Section 4.5, the Company shall indemnify, defend and hold harmless each Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys from and against any and all Adverse Consequences incurred or suffered by them that arise out of or relate to (a) the Company or Operations, including Environmental Liabilities and Continuing Obligations, (b) any Assets distributed to such Member as an objecting Member under Section 10.2, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution, and (c) any reimbursements by the Member under Section 4.4. In all cases of this Section 4.2, and without limiting Sections 4.3 or 4.4, indemnification shall be provided only out of and to the extent of the net assets of the Company, and no Member shall have any personal liability whatsoever for indemnification under this Section 4.2. Notwithstanding the previous provisions of this Section 4.2, the Company’s indemnification obligations under this Section 4.2 as to third party claims shall be only with respect to Adverse Consequences not otherwise compensated by insurance carried for the benefit of the Company or carried by the Company for the benefit of the Members.

4.3	Member Indemnification.

(a)Indemnification Obligations. Except as provided in Section 4.5, each Member (the “Indemnifying Member”) shall indemnify, defend and hold harmless each other Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys (collectively, the “Indemnified Member Parties”) and the Company from and against any and all Adverse Consequences that arise out of or result from the Misconduct of the Indemnifying Member (including in its capacity as the Manager).

(b)Notice. If any claim or demand is asserted against an Indemnified Member Party or the Company with respect to which the Indemnified Member Party or the Company may be entitled to indemnification under this Agreement, then the Indemnified Member Party shall cause notice of the claim or demand (together with a reasonable description), to be given to the Indemnifying Member promptly after the Indemnified Member Party has knowledge or notice of the claim or demand. Failure to promptly provide the notice shall not relieve the Indemnifying Member of its indemnification obligations, except to the extent the Indemnifying Member is materially prejudiced by the failure.

(c)Assumption of Defense by Indemnifying Member. The Indemnifying Member shall have the right, but not the obligation, by written notice to the Indemnified Member Party with a copy to the Company delivered within thirty (30) days after the receipt of a notice under Section 4.3(b), to assume the entire control of the defense, compromise and settlement of the claim or demand that is the subject of the notice, including the use of counsel chosen by the Indemnifying Member, all at the sole cost and expense of the Indemnifying Member. Notwithstanding the foregoing, the Indemnified Member Party may participate in the defense at the sole cost and expense of the Indemnified Member Party. The assumption of the defense of the claim or demand by the Indemnifying Member shall constitute a waiver by the Indemnifying Member of its right to contest or dispute its indemnification obligation for the claim or demand. Any Adverse Consequences to the assets or business of the Indemnified Member Party or the Company caused by the failure of the Indemnifying Member to defend, compromise or settle a

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claim or demand in a diligent manner after having given notice that it will assume control of the defense, compromise and settlement of the matter shall be included in the Adverse Consequences for which the Indemnifying Member shall be obligated to indemnify the Indemnified Member Parties and the Company. Any settlement or compromise of any claim or demand by the Indemnifying Member shall be made only with the consent of the Indemnified Member Party, which may not be unreasonably withheld or delayed. An Indemnified Member Party shall not be considered unreasonable in withholding its consent unless the settlement or compromise includes a full release of all claims and liabilities against the Indemnified Member Parties and the Company arising out of or relating to the claim or demand, provides for the payment of only money damages, and the Indemnifying Member has provided to the Indemnified Member Parties assurance acceptable to the Indemnified Member Parties of the payment of such money damages immediately upon the settlement or compromise.

(d)Defense by Indemnified Member Party or Company. Before the assumption of the defense of any claim or demand subject to indemnification by an Indemnifying Member, the Indemnified Member Party or the Company may file any motion, answer or other pleading, or take such other action as it deems appropriate, to protect its interests or those of the Company or the Indemnifying Member. If it is finally determined that the Indemnifying Member is responsible for indemnification of any such claim or demand, or if the Indemnifying Member elects to assume the defense of the claim or demand under Section 4.3(c), then the Indemnifying Member shall promptly reimburse the Indemnified Member Party or the Company for all costs and expenses incurred under the previous sentence. If the Indemnifying Member does not elect to control the defense, compromise and settlement of a claim or demand under Section 4.3(c), and it is finally determined that the Indemnifying Member is responsible for indemnification of the claim or demand, then the Indemnifying Member shall be bound by the results of the defense, compromise or settlement, and all costs and expenses incurred by the Indemnified Member Parties and the Company in conducting the defense, compromise or settlement shall be included in the Adverse Consequences for which the Indemnifying Member is obligated to indemnify the Indemnified Member Parties and the Company.

4.4Member Reimbursement Obligations. Each Member shall be liable to each other Member (including in its capacity as the Manager) to reimburse and pay to such other Members its respective share, based on Interests, of any and all Adverse Consequences incurred or suffered by such other Members and their Affiliates that arise out of or relate to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, and (b) any Properties distributed to the other Member as an objecting Member under Section 10.2, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution. For purposes of this Section 4.4, each Member’s share of such liability shall be equal to its Interest at the time of the actions, omissions or events giving rise to the Adverse Consequences (or as to any actions, omissions or events arising or existing before the Effective Date, such Member’s initial Interest). Neither the resignation nor deemed resignation of a Member, any Transfer or redemption of all or any portion of a Member’s Interest, any reduction of a Member’s Interest, the distribution to the other Member of Properties under Section 10.2, nor the dissolution, liquidation nor termination of the Company, shall relieve a Member of its share of any such liability accruing before such resignation, deemed resignation, Transfer, redemption, reduction, distribution, dissolution, liquidation or termination. Notwithstanding the

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foregoing provisions of this Section 4.4, this Section 4.4 shall apply only in the case that the Member from whom the other Member is requesting reimbursement or any of its Affiliates is finally determined to be personally liable for the Adverse Consequences, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company debts, obligations and liabilities.

4.5Coordination. Notwithstanding anything to the contrary in this Article IV, (a) the provisions of Sections 4.2, 4.3 and 4.4 shall not apply to Adverse Consequences arising out of or relating to the breach of any representations or warranties under the Exploration and Development Agreement that are covered by the indemnification obligations under the Exploration and Development Agreement, and (b) no Member, or any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys shall be entitled to indemnification or reimbursement under Sections 4.2, 4.3 and 4.4 for Adverse Consequences, to the extent the Adverse Consequences arise out of or result from the Misconduct of such Member, any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys.

4.6Exclusive Rights of Members. Notwithstanding anything in this Agreement to the contrary, no Person other than a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) shall have the right to enforce any representation, warranty, covenant or agreement of a Member or the Manager under this Agreement or the Exploration and Development Agreement, and specifically neither the Company nor any lender or other third party shall have any such rights, it being expressly understood that the representations, warranties, covenants and agreements contained in this Agreement and the Exploration and Development Agreement shall be enforceable only by a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) against another Member or the Manager. For the avoidance of doubt, the Company shall be bound by the provisions of this Agreement but shall have no right to enforce those provisions against a Member or the Manager, such rights being exclusively vested in the Members. Any Member may bring a direct action on behalf of the Company against any other Member or the Manager without the requirement to bring a derivative action or otherwise satisfy the requirements of sections 18-1001 through 18-1004 of the Act or other similar requirements.

4.7Meetings; Written Consent. Meetings of the Members shall not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by all of the Members.

4.8No Member Fees. Except as otherwise provided in this Agreement, no Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.

4.9No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Representative be a partner or joint venturer of any other Member, Manager or Representative for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

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4.10No Implied Covenants; No Fiduciary Duties. There are no implied covenants contained in this Agreement other than the contractual duty of good faith and fair dealing. The Members, the Manager and the Representatives shall not have any fiduciary or other duties to the Company or the other Members except as specifically provided by this Agreement, and the Members’, the Representatives’, and the Manager’s duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.

4.11Other Business Opportunities. Except as provided in Sections 9.2 and 10.1, (a) each Member (including in its capacity as a Manager) and its Representatives shall have the right independently to engage in and receive the full benefits from business activities, whether or not competitive with the Operations, without consulting the Company or any other Member, (b) the doctrines of “corporate opportunity” and “business opportunity” shall not be applied to any other activity, venture, or operation of any Member or Representative or the Manager, and (c) no Member or Representative or the Manager shall have any obligation to any other Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.

4.12Pledge and Subordination. Each Member shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge its Interest or to cause to be subordinated any Permitted Encumbrances or Permitted Interest Encumbrances outstanding on its Interest, to any secured borrowings for Operations approved by the Management Committee, including any Project Financing, and any refinancings, modifications or renewals approved by the Management Committee.

4.13Cooperation with Financing Parties. Each Member and the Manager acknowledges that if the Company seeks Project Financing, the Financing Parties may from time to time request modifications to this Agreement and certain documents from such Member or the Manager. Each Member and the Manager shall furnish to the Financing Parties such written information, certificates, opinions, affidavits, lien waivers and other like documents as may be requested by the Financing Parties and approved by the Management Committee. The Members shall negotiate in good faith modifications to this Agreement reasonably requested by the Financing Parties; provided, that such modifications do not increase any Member’s obligations and liabilities under this Agreement, unless the Members mutually agree to negotiate such modifications. Each Member and the Manager shall promptly execute any additional documentation as may be reasonably requested by the Financing Parties and approved by the Management Committee, including documents evidencing such Member’s or the Manager’s consent to the Project Financing, Encumbrances on the Assets of the Company or the pledge of either Member’s Interest as security for the Project Financing.

ARTICLE V

COMPANY MANAGEMENT

5.1Management Authority. Except as delegated to the Manager under Section 5.3, the Management Committee shall have the exclusive power and authority to approve Major Decisions. The Manager shall have the power and authority to make any other decision or take any other action on behalf of the Company that does not require the approval of the Management

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Committee under this Agreement. In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the Members or the Management Committee, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable. The Manager may delegate to officers, employees, agents, contractors or representatives of the Company or the Manager any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation shall relieve the Manager of its obligations hereunder.

5.2Management Committee.

(a)Organization and Composition. The Members hereby establish a committee (the “Management Committee”) consisting of two representatives (“Representatives”), of which (i) one Representative shall be appointed by Golden, and (ii) one Representative shall be appointed by GGUSA. A Representative of the Member that holds greater than fifty percent (50%) of the Interests of the Members shall serve as the chair of the Management Committee. Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative. Appointments of Representatives may be made or changed at any time by notice to the other Member. Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members. No Member or Representative shall have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Representative also is a Manager or officer or such power and authority has been delegated by the Manager to such Member or Representative, and then only in that capacity.

(b)Voting. Each Member, acting through its Representatives, shall vote on the Management Committee in accordance with its Interest. Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of the Representative of the Member with an Interest greater than fifty percent (50%), unless the provision specifically requires a greater percentage, or the consent or approval of a greater number or percentage of Members or Representatives. In the case of a tie vote, the Manager shall have the single deciding vote.

(c)Meetings. Management Committee meetings shall be held at least annually, at the main office of the Manager or at such other place as the Management Committee shall determine. In addition to regularly scheduled meetings, the Manager or any Representative may call a special meeting of the Management Committee upon fifteen (15) days’ notice. In case of emergency or other exigent circumstances, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one Representative appointed by each Member is present. Each notice of a meeting shall include an agenda or statement of the purpose of the meeting prepared by the Manager in the case of a regular meeting, or by the Manager or Representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting.

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(d)Conduct of Meetings. Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Representatives within seven (7) Business Days after the meeting. The minutes, when approved by one or more Representatives appointed by each Member, shall be the official record of the decisions made by the Management Committee and shall be binding on the Management Committee, the Manager and the Members. If the Representatives are unable to agree on the minutes within thirty (30) days after receipt of the Manager’s proposed minutes, then the minutes prepared by the Manager together with proposed objections submitted to the Manager before the expiration of such thirty (30) day period shall be the official record of the meeting. The reasonable costs of the attendance of Representatives, officers and personnel at meetings shall be charged to the Business Account.

(e)Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by Representatives having the requisite Interest to take such action at a meeting at which all of the Representatives were present and voted; provided that notice of all actions taken by Representatives with less than one hundred percent (100%) of the Interests shall be provided to all Representatives (other than Representatives executing the consent) not later than ten (10) days after the taking of such action.

(f)Major Decisions. Neither the Manager nor any Representative, nor any officer, employee or agent of the Company or the Manager, shall have any authority to bind or take any action on behalf of the Company with respect to any Major Decision unless such Major Decision has been consented to or approved by the Management Committee in accordance with this Section 5.2. Each of the following matters shall constitute a “Major Decision”:

(i)Approval of a Program and Budget (other than the initial Program and Budget), and any Amendment to any Program and Budget (including the initial Program and Budget) in accordance with Article VI; provided, that cost overruns of a Program and Budget that do not exceed ten percent (10%) and expenditures with respect to emergencies under Section 6.10 shall be deemed to automatically amend such Program and Budget;

(ii)decisions to cease production for a period greater than six (6) months for reasons other than regular maintenance or a Force Majeure Event;

(iii)acquisition or disposition of significant mineral rights or claims, other real property or water rights (including acquisition or disposition of significant patented and unpatented mining claims under Section 5.3(k)) outside of the ordinary course of business;

(iv)a decision to undertake Development or Mining on all or any portion of the Properties;

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(v)	a decision to undertake a pre-feasibility study or a feasibility study;

(vi)other than purchase money security interests or other security interests in Company equipment to finance the acquisition or lease of Company equipment used in Operations, the proposal or consummation of a Project Financing or the incurrence by the Company of any indebtedness for borrowed money that requires any of the following as security for the obligations arising under or with respect to such indebtedness: (A) an Encumbrance on all or any material portion of the Company’s Assets, (B) the pledge by any Member of all or any portion of its Interest, or (C) the guaranty by any Member or any Affiliate of any Member of any obligations of the Company; provided, that nothing in this clause (vi) shall be deemed to prohibit or restrict the right of a Member to create any Permitted Interest Encumbrance;

(vii)except as specifically contemplated in this Agreement, the redemption of all or any portion of an Interest;

(viii)the issuance of an Interest or other equity interest in the Company, or the admission of any Person as a new Member of the Company other than in accordance with Section 8.5(c); provided, that this clause (viii) shall not be deemed to prohibit or restrict the adjustment of Interests under Section 3.1;

(ix)a decision to grant authorization for the Company to file a petition for relief under any chapter of the United States Bankruptcy Code, Title 11 U.S.C. or to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due or to consent to any receivership (or similar proceeding) of the Company;

(x)	the merger or amalgamation of the Company into or with any other entity;
(xi)	the sale of all or substantially all of the Company’s Assets;
(xii)	the fixing of the term for any Program for a period of more than a calendar year;

(xiii)except as specifically or generally authorized in this Agreement, any contract, agreement or undertaking between the Company, on the one hand, and any Member, Manager or Affiliate of a Member or Manager, on the other hand, or any amendment, modification or termination of, or waiver of any right under, any such contract, agreement or undertaking; and

(xiv)making any other decision or taking any other action that specifically requires the approval of the Members or the Management Committee under this Agreement.

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5.3Manager; Duties. The Company shall be managed by one manager (the “Manager”). The initial Manager shall be Golden. Any increase or decrease in the number of Managers shall be approved by Representatives holding one hundred percent (100%) of the Interests. Subject to Sections 5.4 and 5.5 and the other provisions of this Agreement, the Manager shall have the following duties:

(a)Programs and Budgets. The Manager shall manage, direct and control Operations in accordance with adopted Programs and Budgets and, to the extent applicable, any Underlying Agreements, and shall prepare and present to the Management Committee proposed Programs and Budgets under Section 6.3 and proposed Amendments under Section 6.5.

(b)Implementation. The Manager shall implement Major Decisions, shall make from Company funds all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.

(c)Procurement. The Manager shall (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations (to the extent the same are available to the Manager using commercially reasonable efforts), such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances, and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions.

(d)Title; Encumbrances. The Manager shall conduct such title examinations and cure such title defects as may be advisable in the Manager’s reasonable judgment, and keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances.

(e)Taxes and Other Payments. The Manager shall (i) make or arrange for all payments required by any Underlying Agreements, and (ii) pay all taxes on Operations and Assets, except (A) taxes determined or measured by a Member’s revenue or net income and (B) taxes on production of Products that are distributed in-kind to a Member; provided, that if authorized by the Management Committee, the Manager shall have the right to contest the validity or amount of any taxes the Manager deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such taxes before such taxes are required to be paid, but the Manager shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any such taxes.

(f)Compliance with Laws. The Manager shall (i) apply for all necessary Permits, (ii) comply with applicable Laws, (iii) promptly provide notice to the Management Committee of any allegations of a material violation of Laws, and (iv) prepare and file all reports or notices required by any Governmental Authority for Operations. The Manager shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to the Business Account. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties. In addition, with respect to the posting of any bonds or other

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surety required to obtain any permits, licenses or approvals, neither Member shall have any obligation to provide corporate guarantees or make its balance sheet available to ensure that such bonds or other surety are in place.

(g)Litigation. The Manager shall prosecute and defend, but shall not initiate without the approval of the Management Committee, all litigation, arbitrations or administrative proceedings arising out of Operations. The Manager shall keep the Management Committee reasonably informed of the progress of any such litigation, arbitrations or proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of fifty thousand dollars ($50,000) in cash or value.

(h)Insurance. The Manager shall obtain insurance for the benefit of the Company, the Members and the Manager as provided in Exhibit E or as may otherwise be determined from time to time by the Management Committee. The Members acknowledge and agree that the Manager shall obtain such insurance policies as soon as reasonably practicable, that the costs of obtaining those policies shall be automatically deemed an amendment to and included in the then current Program and Budget, and that each Member shall be responsible for its proportionate share of such costs without any election rights under Sections 4.4 or 4.6.

(i)Disposition of Assets. The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 10.2. Without prior approval from the Management Committee, however, the Manager shall not (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of one-hundred thousand dollars ($100,000), (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 7.3, (iii) dissolve or begin a liquidation of the Company, or (iv) dispose of all or a substantial part of the Assets necessary for the Business.

(j)Maintenance of Assets. The Manager shall perform all assessment and other work and pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager may perform the assessment work under a common plan of exploration, and continued actual occupancy of such claims and sites is not required. The Manager shall not be liable for any determination by any Governmental Authority that the work performed by the Manager did not constitute the required annual assessment work or occupancy to preserve or maintain ownership of the claims; provided that the work was performed in accordance with accepted industry standards and the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements.

(k)Changes to Mineral Rights. If authorized by the Management Committee, the Manager may (i) locate, amend or relocate any unpatented mining claim, mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise

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acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure under any Law hereafter enacted.

(l)Accounting. The Manager shall (i) keep and maintain all required accounting and financial records under the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry, (ii) keep and maintain current balances of Contributed Capital, (iii) keep and maintain Capital Accounts of the Members in accordance with Exhibit C, and (iv) keep all Company accounts separate and segregated from the individual accounts of the Manager.

(m)Reporting; Audits. The Manager shall (i) provide the reports to the Members required under Section 6.11, (ii) permit the audits, inspections and access rights under Section 6.12, and (iii) obtain the independent audit required under Section 6.13.

(n)Environmental Compliance Plan. The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(o)Continuing Obligations. The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. The Manager shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, the Manager shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures.

(p)The Manager shall keep the Management Committee reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto.

(q)Environmental Compliance Fund. Funds deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest-bearing cash management account, which may include money market investments and money market funds, or longer-term investments approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

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(r)Other Activities. The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

(s)Delegation. The Manager shall have the right to carry out its duties and responsibilities under this Agreement through Affiliates, agents, consultants or independent contractors, but no such Persons shall have any rights under this Agreement solely as the result of providing such services to the Manager.

5.4Standards of Care. Subject to Section 5.5, the Manager shall discharge its duties under Section 5.3 and conduct all Operations in a good, workerlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Underlying Agreements and Permits pertaining to the Assets.

5.5Exculpation. Notwithstanding any contrary provision of this Agreement, the Manager shall not be liable or responsible to the Company or any Member and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Manager’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Member or Representatives (other than the Manager, any Affiliate of the Manager, or any Representative designated by the Manager or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Company funds, to the extent the Manager and its Affiliates have made all Capital Contributions required to be made by them under this Agreement, or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been adopted for the period, or (c) taken in good faith reliance on an adopted Program and Budget or information, opinions, reports or statements presented by any other Member or Representative of any other Member, or by any other Person as to matters the Manager reasonably believes are within the other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

5.6Indemnification of Manager and Representatives. Subject to the limitations of the Act, the Company shall indemnify, defend and hold harmless the Representatives and the Manager from and against any Adverse Consequences arising as a result of any act or omission of any such Representative or the Manager with respect to the Company believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a)Contract Rights. The rights granted under this Section 5.6 are contract rights, and no amendment, modification or repeal of this Section 5.6 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 5.6 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, the Company’s indemnification of the Manager and the Representatives as to third party claims shall be only with respect to such Adverse Consequences that are not otherwise compensated by insurance.

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(b)Advancement of Expenses. The rights to indemnification conferred in this Section 5.6 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to the Company of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 5.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 5.6 or otherwise.

(c)Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 5.6 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Management Committee or the Members or otherwise.

(d)Invalidity. If this Section 5.6 or any portion shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Company shall indemnify and hold harmless the Manager or Representatives indemnified under this Section 5.6 as to the Adverse Consequences to the full extent permitted by any portion of this Section 5.6 that has not been invalidated, and to the fullest extent permitted by applicable Law.

(e)Insufficient Funds. If the Assets of the Company are insufficient to fund any indemnity to which the Manager or any Representative is entitled under this Section 5.6, the Members shall make Capital Contributions to the Company (or if the Company has been terminated, pay to the indemnified Person) in accordance with their respective Interests to fund any such indemnification obligations. In the case of Continuing Obligations, proportionate liability of the Members (including the Manager) for any indemnification hereunder arising from such Continuing Obligations shall be determined in accordance with Section 4.4.

5.7	Resignation; Removal; Replacement.

(a)Voluntary Resignation. The Manager may voluntarily resign at any time upon three (3) months’ prior notice to the Management Committee. Acceptance of such resignation shall not be necessary.

(b)Removal. The Manager may be removed by notice of the other Member to the Manager (i) if the Interest of the Manager and its Affiliates becomes less than fifty percent (50%), or (ii) for Misconduct of the Manager or any Member that is an Affiliate of the Manager; provided, such notice shall be delivered to the Manager within ninety (90) days after the date such other Member has notice or knowledge of the event giving rise to the removal right.

(c)Replacement. If the Manager resigns voluntarily under Section 5.7(a), the other Member may elect to become the successor Manager by notice to the Management Committee within thirty (30) days after the date of the voluntary resignation. If the other

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Member does not make such an election within such thirty (30) day period, the successor Manager (who may be a Member, an Affiliate of a Member or a third party) shall be elected by the Management Committee. If the Manager is removed under Section 5.7(b), the Member with the greatest Interest shall become the successor Manager unless the Members unanimously agree to appoint an alternative successor Manager (who may be a Member, an Affiliate of a Member or a third party) by notice to the Management Committee. Any successor Manager shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Manager.

(d)No Effect on Interest. The resignation or removal of a Person as the Manager shall not require or result in the resignation or removal of such Person as a Member, reduce the Interest of such Member or its Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.

5.8Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs in accordance with the Accounting Procedure set forth in Exhibit B.

5.9Affiliate Transactions. The Company shall not enter into any agreement or contract (including the payment of any fees or other compensation) with the Manager, any Affiliate of the Manager or any Member, or any material modification or amendment to any such agreement or contract, except (a) on terms no less favorable than would be the case with unrelated third parties in arms’ length transactions, (b) with the approval of the Representatives of each Member that is not a party (and whose Affiliates are not a party) to the agreement, contract, modification or amendment, or (c) as specifically provided in this Agreement or in the then current approved Program and Budget; provided that the Members acknowledge that the services to be performed by the Manager may be delegated to any Affiliate of the Manager and performed by such Affiliate, and costs and charges for such services shall be paid and reimbursed by the Company from the Business Account to the same extent as if such services were performed directly by the Manager.

5.10Changes to Mining Law. The Members are aware that the mining Laws of the United States or the State of Nevada pertaining to unpatented mining claims and millsites or activities thereon may be amended or new Laws may be enacted. In that event, the Manager shall have the option (but not the obligation, except to the extent required under Underlying Agreements) of maintaining the rights and obligations of the Company in and to the Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert the Owned Property to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights. The Members agree to cooperate with the Manager in this regard.

5.11	GGUSA Performance of Operations.

(a)GGUSA Services as Contractor. From and after the Effective Date, and until such time as its services are no longer required, as described below, GGUSA agrees to conduct certain Operations on behalf of and as directed by the Manager, pursuant to and in accordance with written directions (“Directions”) provided by the Manager to GGUSA from

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time to time. The initial Directions shall be provided by the Manager to GGUSA within five Business Days following the Effective Date, and shall cover the remainder of the then current Annual Period. All Operations carried out by GGUSA on behalf of the Manager shall be carried out in accordance with the provisions of this Section 5.11, the applicable adopted Program and Budget, and the Directions. For each Annual Period (after the end of the first Annual Period) during which the Manager desires to have GGUSA conduct any Operations, the Manager shall provide proposed Directions for that Annual Period to GGUSA not later than 30 days prior to the beginning of that Annual Period. GGUSA shall provide any comments on those Directions not later than 15 days prior to the beginning of the upcoming Annual Period. The Manager will consider GGUSA’s comments in good faith, but ultimately the final content of the Directions will be determined by the Manager, so long as they are in accordance with the applicable adopted Program and Budget. Golden may change the scope, nature, timing and expenses associated with any proposed Operations set forth in any Directions at any time and from time to time in its sole discretion (so long as such changes are made in consultation with GGUSA and are in accordance with the applicable adopted Program and Budget). GGUSA shall promptly disclose and deliver to the Manager all records, information and data concerning the Properties derived from its conduct of Operations. GGUSA acknowledges and agrees that its arrangement with the Manager to conduct certain Operations is not exclusive, and that the Manager may conduct Operations at any time on its own or through third party contractors and consultants. In addition, the Members agree that the Manager has no obligation to utilize GGUSA’s services for any particular amount or type of Operations, and that the Manager may terminate its use of GGUSA to perform Operations at any time (i) during the first Annual Period if the Manager, acting reasonably, is not satisfied with GGUSA’s performance of the work, and (ii) after the first Annual Period in the Manager’s sole discretion. GGUSA will remit invoices for services no more frequently than monthly and the Company agrees to pay such invoices within 15 Business Days of receipt.

(b)Conduct of Operations by GGUSA. In connection with the performance of Operations on behalf of the Manager pursuant to this Section 5.11, GGUSA agrees as follows:

(i)Conduct by GGUSA. All of the work on the Properties which is performed by GGUSA shall be performed in a good and workerlike manner, and in accordance with good industry practices.

(ii)Indemnity. GGUSA agrees to indemnify, defend and hold the Manager and the Company harmless from and against any loss, liability, expense or damage (including without limitation reasonable attorneys’ fees) either the Manager or the Company may incur to third persons or other entities for injury to or death of persons or damage to property which is the result of GGUSA’s conduct of Operations on the Properties during any Annual Period, as set forth in Section 4.3.

(iii)Insurance. GGUSA agrees to carry insurance covering its activities engaged in under this Section 5.11 as set forth in Section 5.3(h), which, for clarity, shall be in addition to any insurance obtained by the Manger under Section 5.3.

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(c)Safety Rules. GGUSA will be responsible for maintaining and following (and causing its employees to follow) safety rules in accordance with industry standards, including but not limited to those mandated by the Federal Mine Safety and Health Act of 1977. GGUSA shall bear all responsibility under the law for the safety of its own personnel employed in the performance of Operations and for persons entering the Properties as agents or authorized visitors. GGUSA will designate a safety representative who shall be responsible for all safety aspects of any activities or operations carried out by GGUSA.

(d)Non-Discrimination. In connection with the performance of Operations, GGUSA will comply with all applicable federal, state and local laws, rules and regulations concerning non-discrimination in employment and will not discriminate against any employee or applicant for employment because of race, age, color, religion, sex or national origin, or any other reason.

(e)Security. GGUSA shall assume full responsibility for the security of the work it performs on the Properties and for the materials and equipment placed by it on the Claims. If at any time the security arrangements of GGUSA are deemed by the Manager or any regulatory agency to be inadequate or incomplete, the Manager may take whatever action is reasonably necessary to remedy such inadequacy or incompleteness and any costs associated with such action shall be for the sole account of GGUSA. The taking of such action shall in no way relieve GGUSA of any responsibility for the complete security of the work.

(f)Independent Contractor. All Operations conducted by GGUSA on behalf of the Manager shall be performed by GGUSA as an independent contractor, and GGUSA’s employees shall at all times be under GGUSA’s sole direction and control. GGUSA shall receive instructions from the Manager as to the desired results of Operations as set forth in the Directions, and GGUSA shall be responsible for directing its employees as to the means for accomplishing such results. Neither GGUSA nor anyone used or employed by GGUSA shall be deemed for any purpose to be the agent, servant, employee, or representative of the Manager or the Company in the performance of such Operations. The relationship of GGUSA to the Manager and the Company under this Section 5.11 shall be that of an independent contractor. Neither GGUSA nor its employees or agents is entitled to worker’s compensation benefits from or through the Manager or the Company. GGUSA shall be responsible for and shall withhold or pay, or both, as may be require by law, all taxes pertaining to the employment of its personnel and/or performance of exploration, development and related activities. All fines, penalties or other charges imposed or assessed against GGUSA by reason of its violation of, or failure to comply with, any provisions of such law, together with all expenses of defending litigation in respect thereto, shall be paid by GGUSA. GGUSA also assumes full responsibility for the payment of all payroll burdens, fringe benefits and payroll taxes, whether federal, state, municipal or otherwise, as to its employees, servants or agents engaged in the performance of the exploration, development or related activities. Further, GGUSA shall make all contributions to the pension funds that may be required to be made on behalf of its employees, servants or agents under any collective bargaining agreement to which they are subject, and shall defend, indemnify and hold the Manager and the Company harmless from any claims arising as a result of its failure to do so.

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(g)Equipment. GGUSA shall supply all equipment, supplies, tools, fuels, labor, transportation, and support (including, but not limited to, security, sanitation and trash disposal facilities) necessary to perform the Operations described in the Directions.

(h)Personnel. GGUSA shall provide efficient, experienced, knowledgeable and technically qualified management and supervision for the Operations it conducts, including a designated representative who shall be available to a designated representative of the Manager for communication on all aspects of any exploration, development and related activities being performed by GGUSA.

ARTICLE VI

PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING

6.1Initial Program and Budget. The initial Program and Budget, which has been adopted by the Members, and to which each Member has agreed to contribute its proportionate share, is attached as Exhibit F. Each Member shall deliver its proportionate share of the expenditures to be incurred under the initial Program and Budget through the remainder of 2026 to the Manager within ten (10) days after the Effective Date with the stipulation that in 2026 the cash reserve allowed for in Sections 3.4(a) and 3.4(b) will not apply. The Members acknowledge and agree that all amounts owed by either Member to the other or to the Company, for any period through and including May 31, 2026, have been fully settled pursuant to that certain Settlement, Set-Off and Mutual Release Agreement executed by the Members on June 8, 2026.The Members agree that the initial Program and Budget contemplates more than just the care and maintenance of the Assets for purposes of Section 6.13.

6.2Operations Under Programs and Budgets. All Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with adopted Programs and Budgets. Each Program and Budget shall provide for (a) accrual of reasonably anticipated Continuing Obligations and Environmental Compliance expenses for all Operations contemplated under the Program and Budget, and (b) payment of all obligations of the Company under any Underlying Agreements. In addition, each Program and Budget shall contain a provision that the funds required for the next succeeding annual payments to the Bureau of Land Management in order to maintain the Property shall be deposited in an escrow account by the February 28 prior to the due date for such payment. In the case of the initial Program and Budget, such funds shall be deposited in escrow promptly following the approval of the said Program and Budget.

6.3	Presentation of Proposed Programs and Budgets.

(a)Not later than November 1st of each calendar year, beginning in November of 2026, the Manager shall prepare a proposed Program and Budget for the succeeding calendar year or such longer such period as the Manager may deem reasonable based on the nature of the work to be performed (and subject to approval as a Major Decision by the Management Committee), and submit the proposed Program and Budget for such calendar year or other period to the Management Committee for its review and approval. The proposed Program and Budget

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shall be accompanied by a notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Program and Budget, which date shall not be less than twenty (20) days after the submission of the proposed Program and Budget to the Management Committee.

(b)At the time the Management Committee meets to consider the proposed Program and Budget that includes Development (and at the time of any reconsideration of the proposed Program and Budget after the submission of a report on material bids received for Development work), the Management Committee shall determine whether to seek Project Financing for the Development, and the estimated amount of Project Financing to be sought. All fees, charges and costs (including attorneys’ and technical consultants’ fees) paid in connection with a Project Financing shall be Company costs; provided, that the Members shall have the respective obligations relating to the Project Financing in Sections 4.12 and 4.13.

6.4Approval of Proposed Programs and Budgets. On or before December 1st of each calendar year, beginning in December of 2026, at a meeting of the Management Committee, the Representatives of each Member shall submit in writing to the Management Committee whether such Representatives (a) approve the proposed Program and Budget, (b) propose modifications to the proposed Program and Budget, or (c) reject the proposed Program and Budget. If the Representatives of a Member do not approve the proposed Program and Budget, then the Management Committee shall call another meeting to be held within (ten) 10 days after the first meeting to consider the Program and Budget and to vote on a revised Program and Budget. During such ten (10) day period, the Manager shall negotiate in good faith with the Representatives to develop a revised Program and Budget that is acceptable to all of the Representatives, and shall deliver its revised Program and Budget to the Representatives at or before the subsequent meeting but neither the Manager nor any Representatives shall have any obligation to agree to any particular modification to the Program and Budget during such negotiations. At the subsequent meeting to again vote on the Program and Budget (taking into account any revisions proposed by the Representatives during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Program and Budget but may not propose additional modifications. If one or more Representatives do not attend any meeting of the Management Committee, the purpose of which is to review and approve a Program and Budget or an Amendment, then the Representatives present at the meeting may approve the proposed Program and Budget, but no other action may be taken at the meeting. In the event that the Management Committee unanimously elects not to carry out a Program in any given year, each Member shall be obligated to contribute its proportionate share based on its Interest of the funds necessary to keep the Owned Property in good standing under any applicable Law (“Maintenance Funds”).

6.5Amendments. Reasonably based on the results of the Program to date, the Manager may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time before incurring costs under the Amendment; provided that any Amendment involving costs in excess of 10% of the currently approved Program and Budget shall constitute a Major Decision as set forth in Section 5.2(f)(i), and any Amendment involving costs in excess of 50% of the currently approved Program and Budget shall require unanimous approval of the Members. The Representatives of each Member shall have fifteen (15) days after the proposal of an Amendment by the Manager to submit in writing to the Management Committee one of the responses described in Section 6.4(a), (b) or (c) (substituting

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“Amendment” for “Program and Budget” in each case). If the Representatives of a Member fail to respond within the fifteen (15)-day period, then those Representatives shall be deemed to have approved the proposed Amendment. If the Representatives of a Member timely submit to the Management Committee their rejection of, or proposed modifications to, the proposed Amendment, then the Manager may call a special meeting of the Management Committee under Section 5.2(c) to vote on an Amendment. If the Manager calls such a meeting, the Manager shall negotiate in good faith with the Representatives to develop an Amendment that is acceptable to all of the Representatives and shall deliver its revised Amendment to the Representatives at or before the meeting. At the meeting to vote on the Amendment (taking into account any revisions made by the Manager during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Amendment but may not propose additional modifications. If the Amendment relates to Operations on existing Properties and does not increase the aggregate original Budget by more than ten percent (10%) (taking into account other Amendments adopted after the date of the original Budget), then the Members shall continue to participate in the Joint Funding of the Program and Budget, as amended, based on their original elections under Section 6.6. If the Amendment does not relate to Operations on existing Properties or increases the aggregate original Budget by more than ten percent (10%) (taking into account other Amendments adopted after the date of the original Budget), then the Program and Budget, as amended, and if adopted by the Management Committee, will be treated as a new Program and Budget and each Member shall be entitled to make new elections under Section 6.6 as to their participation in Joint Funding with respect to the remaining period under the amended Program and Budget.

6.6	Election to Participate.

(a)By notice to the Management Committee (a “Non-Contribution Notice”) within thirty (30) days after the final vote adopting a Program and Budget, a Member (a “Non-Contributing Member”) may elect to contribute to such Program and Budget in some lesser amount than in accordance with its Interest, or may elect not to contribute any amount to such Program and Budget.

(i)If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member shall be deemed to have elected to contribute to the Program and Budget in proportion to its Interest as of the beginning of the period covered by the Program and Budget.

(ii)The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Interest and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the “Underfunded Amount.”

(b)If a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportion amount to the Program and Budget in accordance with its Interest, such other Member (the “Contributing Member”) shall have the right (but not the obligation) to elect by notice to the Non-Contributing Member delivered within ten (10) days after its receipt of the Non-Contribution Notice, to

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contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount to such Program and Budget.

(c)If a Non-Contributing Member timely delivers a Non-Contribution Notice, the Interest of each Member shall, subject to Section 6.7, be adjusted, effective as of the beginning of the period covered by the Program and Budget, to equal a fraction, expressed as a percentage:

(i)	the numerator of which equals:

(A)the Contributed Capital of the Member as of the beginning of the period covered by the Program and Budget; plus

(B)the amount, if any, that the Member has agreed to contribute to the Program and Budget; plus

(C)if the Member is a Contributing Member, the Excess Contribution, if any, that the Contributing Member has agreed to contribute to the Program and Budget with respect to the Underfunded Amount; and

(ii)the denominator of which equals the sum of the amounts calculated under Section 6.6(c)(i) above for all Members.

(d)If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount, (i) if the Manager or its Affiliate is the Contributing Member, the Manager shall adjust the Program and Budget to the extent the Manager reasonably deems necessary to take into account the reduced contributions, and (ii) if the Member that is not the Manager or an Affiliate of the Manager is the Contributing Member, the Representatives of that Member shall adjust the Program and Budget to the extent such Representatives reasonably deem necessary to take into account the reduced contributions. The Program and Budget as adjusted under this Section 6.6(d) shall replace the Program and Budget previously adopted by the Management Committee for the Program and Budget period.

(e)If a Member fails to provide Maintenance Funds as required under Section 6.4 within sixty (60) days of receipt of notice from the Manager that Maintenance Funds are necessary, (i) such Member shall be deemed to have elected not to contribute such funds, (ii) the Member contributing Maintenance Funds shall be deemed to have contributed two hundred percent (200%) of its actual contributed Maintenance Funds, (iii) the Interests of each Member shall, subject to Section 6.7, be adjusted as set forth in Section 6.6(c), and (iv) the Dilution Multiple attributable to the Delinquent Member’s Interest shall be 2.

6.7	Recalculation and Restoration for Actual Contributions.

(a)If a Non-Contributing Member timely delivers a Non-Contribution Notice for a Program and Budget and the Interests of the Members are adjusted under Section 6.6(c), then within thirty (30) days after the completion of the Program and Budget, the Manager shall

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deliver a written report to the Members of the total amount of Capital Contributions actually made by the Members under Cash Calls for the Program and Budget.

(b)If the actual amount of Capital Contributions is more or less than the budgeted amount in the adopted Budget, the Interests shall be recalculated under Section 6.6(c) by substituting the actual amount of Capital Contributions made by each Member (including any deemed Capital Contributions made by the Non-Contributing Member under Section 6.7(c)) during the Program and Budget period for the estimated amounts used in calculating the adjustments to the Interests at the beginning of the Program and Budget period.

(c)If the actual amount of Capital Contributions is less than eighty percent (80%) of the budgeted amount in the adopted Budget, the Non-Contributing Member may elect to reimburse the Contributing Member for all (but not less than all) of the Excess Contribution actually contributed by the Contributing Member by delivering a notice of its election to the Contributing Member within fifteen (15) days after receipt of the Manager’s report. The notice shall be accompanied by payment in the amount of the actual Capital Contributions of the Excess Contribution, together with interest at the Prime Rate from the date of each such Capital Contribution to the date paid. If the Non-Contributing Member makes this election, for all purposes under this Agreement (including the readjustment to the Interests under Section 6.7(b)), each Capital Contribution previously made by the Contributing Member for the Excess Contribution shall instead be deemed to have been a loan from the Contributing Member to the Non-Contributing Member on the date of the contribution, followed by an immediate Capital Contribution of the same amount by the Non-Contributing Member to the Company.

(d)If the Interests are recalculated under Section 6.7(b), and either distributions were made, or any items of Profit, Loss or credit were allocated to the Members during the period covered by the Program and Budget based on the Interests as adjusted under Section 6.6(c) at the beginning of the Program and Budget period, (i) in the case of distributions, the amount of subsequent distributions to be made to the Contributing Member shall be decreased, and the amount of subsequent distributions to the Non-Contributing Member shall be increased, until the Non-Contributing Member has received distributions from the Company, to the extent possible, in the amounts that the Non-Contributing Member would have received, and (ii) in the case of allocations, the Manager shall cause the Company to make such offsetting allocations of items of Profit, Loss or credit in a manner reasonably determined by the Manager, so that the Members have been allocated, to the extent possible, the amounts that the Members would have been allocated, in each case if the Members’ Interests at the beginning of the period covered by the Program and Budget had equaled the Interests recalculated under Section 6.7(b), taking into account any reimbursement of the Excess Contribution under Section 6.7(c).

6.8	Intentionally Omitted.

6.9Budget Overruns; Program Changes. The Manager shall immediately provide notice to the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget (as amended under Section 6.5) by more than ten percent (10)%, then the excess over ten percent (10)%, unless directly caused by an emergency or unexpected expenditure made under Section 6.10 or unless otherwise authorized by the unanimous approval of the Management Committee, shall be at the sole cost and expense

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of the Manager and shall not be considered a Capital Contribution or taken into account in the calculation of Interests. Budget overruns of ten percent (10)% or less shall be considered costs and expenses of the Company and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.

6.10Emergency or Unexpected Expenditures. In case of an emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Laws. The Manager may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4, subject to Section 5.5. The Manager shall promptly provide notice to the Members of the emergency or unexpected expenditure and shall be reimbursed for all resulting costs by the Company, which costs shall be funded by the Members making additional Capital Contributions to the Company under Sections 3.3 and 3.4 in proportion to their respective Interests at the time the emergency or unexpected expenditures are incurred.

6.11Monthly Reports. The Manager shall promptly submit to the Management Committee the following reports:

(a)monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month;

(b)monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget;

(c)	periodic summaries of data acquired by or on behalf of the Company;
(d)	copies of any reports prepared by or on behalf of the Company concerning Operations;

(e)a detailed final report within forty-five (45) days after completion of each Program and Budget, which report shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

(f)	such other reports as the Management Committee may reasonably request.

6.12Inspection Rights. Upon at least three (3) Business Days’ prior written request to the Manager and during normal business hours, the Manager shall (a) provide to the Representatives, accountants, advisors and other representatives of each Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information in the possession or control of the Manager pertaining to the Company or the Operations, and (b) at the sole risk of the requesting Member, and subject to the safety requirements of applicable Laws and the Manager’s reasonable safety policies and procedures, permit the Representatives, accountants, advisors and other representatives of each Member to inspect the Assets and Operations. The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Manager. The cost and expense of any such access, inspection, or copies shall

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be borne entirely by the requesting Member, and the requesting Member shall indemnify, defend and hold harmless the Company, the Manager and the Affiliates of the Manager, and their respective directors, officers, managers, employees and agents, from and against any Adverse Consequences for bodily injury or property damage arising from or caused by any such inspections.

6.13Independent Audit. Upon request made by any Member within twelve (12) months after the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twelve (12) months after the end of such period), the Manager shall select an independent accounting firm (the “Independent Accountant”) to conduct an independent audit of the financial statements of the Company for such calendar year (or other accounting period). Promptly after the completion of any such independent audit, the Manager shall deliver a copy of the report of the Independent Accountant on the financial statements of the Company, together with a detailed report of costs and expenditures of the Company (including all costs and expenditures for which the Manager sought reimbursement) for such year or other accounting period prepared in accordance with GAAP and reconciled to the financial statements audited by the Independent Accountant and to the monthly reports provided to the Members under Section 6.11. All written exceptions to and claims (other than exceptions or claims based on fraud) upon the Manager by any Member relating to costs and expenditures incurred by or on behalf of the Company for such year or other accounting period shall be made by notice to the Manager delivered not more than three (3) months after receipt of the audit report and the related report of costs and expenditures or shall be deemed forever waived and released. Any change to the Independent Accountant or any successor or replacement Independent Accountant shall be approved by the Management Committee. Except as provided in this Section 6.13, no Member shall have the right to request an audit or other accounting of the books and records, or the Business Account, of the Company or the Manager.

6.14Failure to Submit Material Program. In the event that the Manager: (a) fails to submit a proposed Program and Budget by November 1 of any year (beginning in 2026), as required by and in accordance with Section 6.3, or (b) submits a proposed Program and Budget contemplating no more than care and maintenance of the Assets for a year immediately following a year for which the Program and Budget contemplated no more than care and maintenance of the Assets, the Member that is not the Manager, if it notifies the Manager not later than November 5 of that year that it believes clauses (a) or (b) above are applicable, shall have the right to submit to the Manager a Program and Budget for a period not to exceed one year (the “Non-Manager’s Program”) on or before November 30 of that year, which Program and Budget must be designed to produce new geotechnical data pertaining to the Properties. If the Manager submits a revised Program and Budget prior to November 30 of that year which contemplates more than just care and maintenance of the Assets, the remaining provisions of this Section 6.14 shall no longer apply. Any Non-Manager’s Program submitted under this Section 6.14 may not call for a Budget in excess of $500,000. The Non-Manager’s Program shall be submitted to the Management Committee by December 15 of such year for review and a vote. If the Manager does not vote in favor of the Non-Manager’s Program, but the Member that is not the Manager does vote in favor of the Non-Manager’s Program, then notwithstanding the provisions of Section 5.2, the Non-Manager’s Program shall be deemed approved by the Management Committee, and the provisions of Section 6.6 will apply with respect to the

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Manager’s election to contribute to the Non-Manager’s Program. In the event of the approval of a Non-Manager’s Program under this Section 6.13, then notwithstanding any of the provisions of Section 6.6 to the contrary, the Member who is not the Manager shall be obligated to contribute fully to its share of the Budget for that Non-Manager’s Program, and if the Manager elects not to contribute fully (or at all) to that Budget, the Member who is not the Manager shall be obligated to make an Excess Contribution for the entire Underfunded Amount. Upon the approval by the Management Committee of any Non-Manager’s Program pursuant to this Section 6.13, the Manager shall carry out the Operations contemplated thereby in accordance with the provisions of Section 5.3.

ARTICLE VII

DISTRIBUTIONS; DISPOSITION OF PRODUCTION

7.1	Distributions.

(a)Generally. Except as otherwise provided in this Article VII, the aggregate amount of all distributions to the Members and the timing of all such distributions shall be determined by the Management Committee.

(b)Cash Distributions. Except as provided in Section 7.2, cash distributions shall be made to the Members pro rata in proportion to their respective Interests; provided, that (i) no such distributions shall be made to a Delinquent Member until the Delinquent Member’s delinquency has been satisfied, (ii) all cash resulting from the sale of Golden Products under Section 7.3 shall be distributed to Golden, and (iii) all cash resulting from the sale of GGUSA Products under Section 7.3 shall be distributed to GGUSA.

(c)Distributions In Kind. During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company any Company asset other than money. Upon the dissolution and winding-up of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company in accordance with Section 9.4. Except as otherwise provided in this Article VII or as otherwise determined by the Management Committee, (i) all distributions to the Members shall be in cash, (ii) no Member shall have the right to demand distributions in cash or in kind, (iii) no such distribution shall be made to a Delinquent Member until the Delinquent Member’s delinquency has been satisfied, and (iv) all distributions to the Members in kind shall be made to the Members pro rata in proportion to their respective Interests.

(d)Tax Distributions. Notwithstanding other provisions of this Article VII, prior to making non-liquidating distributions pursuant to any other provisions of this Section 7.1, the Company shall make cash distributions (“Tax Distributions”) to the Members, pro rata in proportion to their relative positive Tax Distribution Amounts, until all positive Tax Distribution Amounts are reduced to zero. Amounts withheld and paid to a tax authority with respect to a Member shall be treated as Tax Distributions made to the Member. Tax Distributions shall (i) be treated (for purposes of Section 7.1, but not for Capital Account purposes) as nonrecourse advances on future distributions payable to the Members under Section 7.1, (ii) reduce amounts otherwise distributable under the preceding provisions of this Section 7.1 to the recipient Members as quickly as possible, and (iii) reduce the Capital Account balances of the recipient

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Members in the same manner as other distributions. The Company shall use commercially reasonable efforts to cause Tax Distributions to be made within thirty (30) days after the end of each calendar quarter, based on the Tax Distribution Amounts of each Member as of the end of each such quarter after giving effect to allocations pursuant to Exhibit C for such quarter.

7.2Liquidating Distributions. Notwithstanding Section 7.1, all distributions made in connection with the sale or exchange of all or substantially all of the Company’s Assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account the adjustments to the Capital Accounts under Section 5.2 of Exhibit C, all allocations of items of Profit and Loss under Article III of Exhibit C, all sales of Products and all distributions through the date of the final distribution. All distributions to the Members under this Section 7.2 shall be made in accordance with the time requirements under Treasury Regulations §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

7.3	Disposition of Products.

(a)Disposition by the Company of Products shall be governed by this Section 7.3. On a monthly basis, all products produced by the Company during the month shall be apportioned between Golden and GGUSA in accordance with their relative Interests on the last day of the month, with the portion apportioned to Golden referred to as “Golden Products,” and the portion apportioned to GGUSA referred to as “GGUSA Products.” Except as otherwise provided in this Section 7.3, the Company shall dispose of Products under arrangements as may be approved by the Management Committee from time to time. Generally, except as adjusted pursuant to Section 7.3(b), Products shall be disposed of in the order in which produced, and each disposition of Products shall be treated as a disposition by the Company of Golden Products and GGUSA Products in proportion to the applicable Interests.

(b)The Management Committee shall, on a monthly basis, provide each Member a summary of the anticipated monthly production of Products for the following twelve (12) months, and a summary of all outstanding agreements or commitments on behalf of the Company for the disposition of Products. Each Member (a “Requesting Member”) may by notice to the Company (i) request to purchase all or any specified amount of any uncommitted portion of the Requesting Member’s share of Products at such price and on such other terms as may be designated by the Requesting Member, and (ii) request that the Management Committee enter into a purchase agreement with a designated third party for all or any specified portion of the Requesting Member’s share of Products, at such price and on such other terms as may be specified by the Requesting Member. The Management Committee shall give effect to any such request, to the extent that doing so would not cause the Company to be in breach of any of its obligations to third parties. Following any such request, future sales or dispositions of Products by the Company shall be apportioned between the Members as reasonably determined by the Management Committee in order to give effect to such request, rather than as provided in Section 7.3(a).

(c)Any additional expenses or obligations incurred by the Company in the selling and separate disposition thereafter to or at the request of any Requesting Member of all or any portion of its share of Products, including any storage, freight to final destination, insurance,

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premiums, losses, claims, damages and liabilities, shall be an expense of such Member, and shall be reimbursed by such Member to the Company within thirty (30) days after receipt of an invoice for the same from the Manager, or may be recovered by the Manager from amounts otherwise distributable to the Requesting Member. Any such reimbursement or recovery shall not be considered a Capital Contribution and shall not increase the Capital Account of the Requesting Member. In addition, any costs and expenses attributable to any disposition of Products apportioned between the Members in accordance with the last sentence of Section 7.3(b), rather than in accordance with Section 7.3(a), shall be apportioned between the Members in accordance with their relative interests in the Products being separately disposed of.

(d)Any costs of the Company for severance taxes, net proceeds taxes, ad valorem taxes and other taxes, fees or royalties imposed (including any potential federal royalties or fees that may be imposed in the future) in connection with the production (as opposed to the sale or disposition) of Products shall be an expense of the Company subject to monthly capital calls under Section 3.4 (“Monthly Capital Calls”). To the extent a Member fails to contribute to Monthly Capital Calls or timely make such reimbursements, the Manager shall have the right, but not the obligation, to recover from amounts otherwise distributable to such Member such amounts as are necessary to cover that Member’s share of such costs. Any amounts so recovered shall be treated as distributed to the Member and contributed by the Member as part of a Monthly Capital Call.

(e)If a Member either (i) fails to contribute to an adopted Program and Budget that provides for Capital Contributions for operating costs, or (ii) fails to make required Capital Contributions for operating costs under Section 3.5, then the Manager may recover from amounts otherwise distributable to such Member such amounts as are necessary to pay that Member’s share of the operating costs, and shall treat the amounts so recovered as having been distributed to the Member and contributed by the Member to the Company as otherwise required. In the event of such action, the Non-Contributing Member’s Interest shall not be reduced under Section 3.5(c) unless and only to the extent that the amounts so recovered are insufficient to pay that Member’s share of operating costs. For purposes of this Section 7.3(e), “operating costs” shall not include any capital expenditures, other than replacement capital costs.

ARTICLE VIII

TRANSFERS AND ENCUMBRANCES

OF INTERESTS

8.1Restrictions on Transfer. Except for Permitted Transfers, Permitted Encumbrances and Permitted Interest Encumbrances, no Member shall Transfer or create an Encumbrance on all or any part of its Interest. Any attempted Transfer of, or creation of an Encumbrance on, all or any portion of an Interest not in accordance with the terms of this Article VIII shall be null and void and of no legal effect.

8.2	Permitted Transfers and Permitted Interest Encumbrances.

(a)To the extent not otherwise prohibited under Section 8.3, the following Transfers (“Permitted Transfers”) are permitted:

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(i)A Member may Transfer all or any portion of its Interest to an Affiliate of such Member without the approval of the other Member or the Manager or any other Person;

(ii)A Member may Transfer all or any portion of its Interest to the other Member without the approval of the Manager or any other Person;

(iii)A Member may Transfer all or any portion of its Interest to any Person with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed if, in the reasonable determination of such other Member, the transferee has the financial capacity to carry out the Capital Contribution and other financial obligations of the transferring Member under this Agreement;

(iv)A Member may Transfer all or any portion of its Interest in connection with the merger, amalgamation, consolidation or reorganization of such Member with or into any other Person without the approval of the other Member or the Manager or any other Person; provided, that the surviving entity in such merger, amalgamation, consolidation or reorganization (A) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member, and (B) is subject to all or substantially all of the liabilities and obligations of the transferring Member; and

(v)A Member may Transfer all or any portion of its Interest to any Person without the approval of the other Member or the Manager or any other Person; provided that such Member complies with the provisions of Section 8.4.

(b)To the extent not otherwise prohibited under Section 8.3, the following Encumbrances (“Permitted Interest Encumbrances”) are permitted:

(i)A Member may create an Encumbrance on all or any portion of its Interest with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed; and

(ii)Subject to the provisions of Section 8.3(e), a Member may create an Encumbrance on all (but not less than all) of its Interest to secure debt for borrowed money incurred for the purpose of satisfying such Member’s Capital Contribution obligations under this Agreement without the approval of the other Member or the Manager or any other Person.

Upon the foreclosure or transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance, the transferee shall automatically be admitted as an additional Member of the Company, subject to Sections 8.3, 8.5(d), 8.6 and 8.7.

8.3Additional Limitations on Transfers and Encumbrances. Notwithstanding Section 8.2:

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(a)If a Transfer is made that causes the termination of the Company as a partnership for Federal income tax purposes, the transferring Member and the transferee shall jointly and severally indemnify, defend and hold harmless the other Member and its Indemnified Member Parties from and against any and all Adverse Consequences arising from such tax termination;

(b)No Transfer permitted by this Article VIII shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted before such Transfer, including as provided in Section 4.4;

(c)The transferring Member and the transferee shall bear all tax consequences of any Transfer;

(d)If a Member Transfers less than all of its Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(e)No Member shall create an Encumbrance on all or any portion of an Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to the terms of any pledge or security interest of the Interest or portion thereof that secures or is contemplated by this Agreement to secure in the future any obligation of the Company to any third party lenders, including any Project Financing; and

(f)	Only United States currency shall be used for Transfers for consideration.

(g)Notwithstanding anything in this Agreement to the contrary, a Transfer of or the creation of an Encumbrance on the direct or indirect equity interests in a Member shall not be considered a Transfer or the creation of an Encumbrance by such Member of or on all or any portion of its Interest under this Agreement, and nothing in this Agreement shall prohibit or restrict any direct or indirect shareholder, member or other equity owner of the direct or indirect equity interests in a Member from making any such Transfer or creating any such Encumbrance with or without the consent or approval of the Manager, any Member or any other person.

8.4	Right of First Refusal.

(a)Except for Permitted Transfers described in Sections 8.2(a)(i) through 8.2(a)(v) and except for Transfers in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance, no Member (the “Selling Member”) may Transfer all or any portion of its Interest to any Person, unless the Selling Member first provides an offer notice (an “Offer Notice”) to the other Member (the “Notified Member”) stating that the Selling Member desires to Transfer all or a portion of its Interest, designating the specific portion of the Interest (the “Offered Interest”) that the Selling Member desires to Transfer, and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the “Offered Terms”).

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(b)The Notified Member shall have the right, but not the obligation, for a period of twenty (20) Business Days after its receipt of the Offer Notice, to elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the other Offered Terms. Any such election shall be made by providing notice of such election to the Selling Member within such twenty (20) Business Day period.

(c)If the Notified Member timely elects to purchase the Offered Interest, the parties shall close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of (i) twenty (20) Business Days after the Selling Member provides the Offer Notice, or (ii) five (5) Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third-party purchaser during the later of (1) the ninety (90) day period after the expiration of such twenty (20) Business Day election period, or (2) if the Notified Member elects to purchase but fails to close within the time period specified above, the ninety (90) day period after the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms, and only in accordance with Section 8.3. If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing ninety (90) day period, the Selling Member shall again afford the Notified Member the purchase rights in this Section 8.4 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Interest held by the Selling Member.

8.5	Substitution of a Member.

(a)Except as provided in Section 8.5(c), no transferee (by conveyance, foreclosure, operation of Law or otherwise) of all or any portion of an Interest shall become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. A transferee of an Interest that receives unanimous approval to become a Member shall succeed to all of the rights and interest of his transferor in the Company. A transferee of a Member that does not receive unanimous approval to become a Member shall not become a Member and shall have no rights under this Agreement or the Act applicable to a Member.

(b)Except as provided in Section 8.5(c), if a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. Such a successor in interest that receives unanimous approval to become a Member shall succeed to all of the rights and interests of his predecessor in the Company. A successor in interest that does not receive unanimous approval to become a Member shall not become a Member and shall have no rights under this Agreement or the Act applicable to a Member.

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(c)Notwithstanding Sections 8.5(a) and 8.5(b), subject to compliance with Sections 8.3, 8.3(d), 8.6 and 8.7, a transferee of all or a portion of an Interest in connection with a Permitted Transfer or in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance shall automatically be admitted to the Company as a substituted Member with respect to the Transferred Interest without the consent of any other Member or the Management Committee.

(d)No Transfer of any Interest in the Company otherwise permitted under this Agreement, including a Permitted Transfer, shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor’s obligations to the extent of the Interest Transferred, and shall have agreed to be bound by all the terms and conditions of this Agreement, by written instrument in form and substance reasonably satisfactory to the non-transferring Members.

(e)Upon the unanimous determination of the Management Committee that a transferee or the successor or representative of a Member has met the requirements for admission as a Member, the Manager shall have the authority and duty to amend this Agreement and to execute on behalf of the Members and the Company such amendments and other documents to the extent necessary to reflect the admission of such transferee as a substituted Member.

(f)Upon the admission of a transferee as a substituted Member, the transferor shall have no further obligations under this Agreement with respect to that portion of its Interest Transferred to the transferee; provided, that no Member or former Member shall be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) or any obligation that under Section 12.12 survives the Transfer of all or any portion of a Member’s Interest, unless each other Member agrees in writing to any such release.

8.6Conditions to Substitution. As conditions to its admission as a Member, an assignee, transferee or successor of a Member shall (a) execute and deliver any instruments, in form and substance satisfactory to the non-transferring Members, as the non-transferring Members reasonably request, and (b) pay all reasonable expenses in connection with its admission as a substituted Member.

8.7Admission as a Member. No Person shall be admitted to the Company as a Member unless either (a) the Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities Laws or (b) the Company has received a favorable opinion of the transferor’s legal counsel or of other legal counsel acceptable to the non-transferring Members to the effect that the Transfer of the Interest to such Person is exempt from registration under those Laws. The non-transferring Members, however, may waive the requirements of this Section 8.7.

8.8Economic Interest Holders. A transferee or successor to all or any portion of an Interest that is not admitted as a substituted Member of the Company shall be subject to all of the economic and non-economic obligations of a Member under this Agreement, including obligations to make Capital Contributions and reimbursement obligations, but shall not have any

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of the non-economic rights of a Member under this Agreement. For clarity, the non-economic rights of a Member include, without limitation, rights to vote, consent or approve matters under this Agreement, inspection rights, audit rights, rights to indemnification, and all rights to make any claims or demands against the Company, any Member or the Manager under this Agreement, the Act or otherwise. Each Member, by execution of this Agreement, acknowledges and agrees that any of its transferees or successors that is not admitted as a substituted Member of the Company shall be bound by this Section 8.8 and the other provisions of this Agreement.

ARTICLE IX

RESIGNATION, DISSOLUTION AND LIQUIDATION

9.1Resignation. A Member may resign from the Company only pursuant to the provisions of this Section 9.1.

(a)Voluntary Resignation. Any Member may resign from the Company for any reason or no reason effective as of the end of the then current Program and Budget period by giving notice to the other Member not later than sixty (60) days before the end of such Program and Budget period. Upon such resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the resigning Member, for no consideration whatsoever, other than the rights of such Member that under Section 12.12 expressly survive the resignation of a Member.

(b)Voluntary Resignation – Reduction of Interest. Subject to Section 9.1(c), a Member shall be deemed to have resigned from the Company as a Member under section 18-306(2) of the Act upon the voluntary reduction of the Member’s Interest to less than ten percent (10%). Upon the deemed resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the Member, in exchange for the right to receive a two percent (2%) Net Smelter Returns Royalty, pursuant to a Net Smelter Returns Royalty Deed in the form of Exhibit D, which shall be executed and delivered by the Company to such Member promptly after the date of the deemed resignation. Other than the consideration described in the previous sentence and the rights of the Member that under Section 12.12 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(b) shall be for no consideration whatsoever.

(c)Recalculation and Restoration of Interest. Notwithstanding Section 9.1(b), if a Member’s Interest would be relinquished under Section 9.1(b) because of an adjustment to Interests under Section 6.7(c) in connection with the Member’s election not to contribute, or to contribute less than its Interest, to a Program and Budget, the resignation of the Member and the relinquishment of its Interest shall be deferred until after the completion of the Program and Budget period to take into account any recalculation of the Member’s Interest under Section 6.7(b) and any reimbursement by the Member of an Excess Contribution under Section 6.7(c). If, after taking into account the recalculation and reimbursement, if any, the Interest should be relinquished under Section 9.1(b), then the Member shall immediately be deemed to resign as a Member and relinquish its Interest subject to and in accordance with Section 9.1(d); provided, however, that the resignation and relinquishment shall be deemed effective as of the beginning of

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the Program and Budget period. If, after taking into account the recalculation and reimbursement, if any, the Interest should not be relinquished, then the Member shall not be required to resign or relinquish its Interest under Section 9.1(b). The Manager shall make, and the Members shall cooperate with the Manager in making, the distributions and allocations of items of Profit, Loss and credit required by Section 6.7(d), and such other distributions, allocations of items of Profit, Loss and credit, and payments of a Net Smelter Returns Royalty as the Manager reasonably determines are necessary or appropriate to effect the intent and accomplish the purposes of this Section 9.1(c).

(d)Actions Upon Resignation. Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member’s Interest, the Member shall execute and deliver such instruments of assignment and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the other Member reasonably requests.

9.2Non-Compete Covenant. A Member that has resigned or is deemed to have resigned or that has relinquished its Interest under Section 9.1, shall not, and shall cause its Affiliates not to, directly or indirectly, acquire any interest in property within the Area of Interest for five (5) years after the effective date of the resignation, deemed resignation, or relinquishment. If such former Member, or any Affiliate of such former Member, breaches this Section 9.2, such former Member shall or shall cause its Affiliate to offer to convey to the Company (or any other Person designated by the Company), without cost, any such property or interest so acquired. Such offer shall be made in writing and may be accepted by the Company at any time within thirty (30) days after its receipt by the Company. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any remaining Member, on behalf of the Company), may enforce this Section 9.2 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of bringing an arbitration action or proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

9.3Dissolution. The Company shall be dissolved only upon the unanimous agreement of the Members.

9.4	Liquidation.

(a)Liquidator. Promptly after the dissolution of the Company, the Manager shall appoint in writing one or more liquidators (who may be a Member or the Manager) who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided in this Agreement. The liquidator shall continue to conduct Operations with all of the power and authority of the Management Committee and the Manager. Without limiting the previous sentence, the liquidator shall have the power and authority to complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of dissolution, if the transaction or obligation arises out of Operations before the time of dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment

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of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, encumber Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.

(b)Steps of Liquidator. The steps to be accomplished by the liquidator are as follows:

(i)As promptly as possible after dissolution, the liquidator shall cause a proper accounting to be made of the Company’s Assets, liabilities and Operations through the last day of the month in which the dissolution occurs.

(ii)The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision for such debts and liabilities (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) to the extent required by the Act.

(iii)The liquidator shall then by payment of cash or property (at the election of the liquidator, and, in the case of property, valued under Section 5.3 of Exhibit C) distribute to the Members such amounts or property as are required to distribute all remaining amounts or property to the Members in accordance with Section 7.2.

(c)Distributions in Liquidation. In connection with the liquidation of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company. For purposes of this Section 9.4, a distribution of an asset or an undivided interest in an asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest as determined under Section 5.3 of Exhibit C. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member under this Section 9.4. Any real property, including any mineral interests, distributed to the Members shall be conveyed by special warranty deed subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members receiving such real property. The distribution of cash or property to the Members in accordance with the provisions of this Section 9.4 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property. Without limiting the provisions of this Agreement that under Section 12.12 survive the termination of the Company, no Member shall have any obligation to contribute to the Company or pay to any other Member any deficit balance in such Member’s Capital Account.

(d)Compliance with Laws; Timing. Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable Laws pertaining to the winding up of the affairs of the Company and the final distribution of its Assets. Liquidation of the Company shall be completed within the time limits imposed by Treasury Regulations section 1.704-1(b)(2)(ii) and (g).

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9.5Termination. Upon the completion of the distribution of the Company’s Assets as provided in Section 9.4, the Company shall be terminated and the liquidator shall file a certificate of cancellation of the certificate of formation of the Company and shall take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X

AREA OF INTEREST; ABANDONMENT

10.1	Acquisitions Within Area of Interest.

(a)General. Except as provided in this Section 10.1, no Member or former Member shall, or permit any of its Affiliates to, acquire any interest or right to acquire any interest in any real property, minerals or water rights relating to real property wholly or partially within the Area of Interest (collectively, “Covered Real Property”), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, at any time until the earlier of (i) the termination of the Company and (ii) the date that is twenty-four (24) months after the date that such Person no longer is a Member in the Company for any reason. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of bringing an arbitration action under Section 11.1 proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

(b)Notice to Other Member. Within ten (10) days after the acquisition by any Member (the “Acquiring Member”) or any Affiliate of the Acquiring Member of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member shall provide notice to the other Member of such acquisition. The Acquiring Member’s notice shall describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions. In addition to the notice, the Acquiring Member shall make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.

(c)Option Exercised. If, within twenty (20) days after receiving the Acquiring Member’s notice, the other Member provides notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member shall, or shall cause its Affiliate to, convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire interest or right to acquire the Covered Real Property (or if to the other Member, a proportionate undivided interest in the Covered Real Property based on the Interests of the Members), free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed. If conveyed to the Company, the Covered Real Property shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such

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other Member’s election to participate. Such other Member shall promptly pay to the Acquiring Member its proportionate share based on Interests of the Acquiring Member’s and its Affiliates’ actual out-of-pocket acquisition costs.

(d)Option Not Exercised. If the other Member does not give notice of its election to participate within the twenty (20) day period in Section 10.1(c), neither such other Member nor the Company shall have any interest in the Covered Real Property, and the Covered Real Property shall not be a part of the Properties or otherwise be subject to this Agreement.

10.2Surrender or Abandonment of Property. Either Member may request that the Management Committee authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment after such a request, or authorizes such surrender or abandonment over the objection of a Member, subject to the terms of any Project Financing or any Company indebtedness or other contractual or legal restrictions binding on the Company, the Member that desires to retain such Properties shall be distributed such Properties without cost to such Member by special warranty deed, free and clear of all Encumbrances created by, through or under the Member that desires for such Properties to be surrendered or abandoned (but subject to any Encumbrances previously created thereon by the Company or existing at the time such Properties were acquired by the Company), which Properties the Members agree shall be assigned an agreed fair market value as of the time of distribution of zero dollars. As and to the extent provided in Section 4.4, the Member that desires to abandon or surrender such Properties shall remain liable to reimburse the Acquiring Member and its Indemnified Member Parties for its share (determined by Interests as of the date of such distribution) of any Adverse Consequences with respect to such Properties, including Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after the date of such distribution, arising out of activities before the date of such distribution.

10.3Reacquisition. If any Properties are abandoned or surrendered by the Company (and not distributed to a Member under Section 10.2), then unless and until the earlier of (a) the dissolution, liquidation and termination of the Company, and (b) the date that is five (5) years following the date of such abandonment or surrender, neither Member nor any Affiliate of a Member shall acquire any interest in such Properties or a right to acquire such Properties. If a Member reacquires or permits any of its Affiliates to reacquire any Properties in violation of this Section 10.3, the other Member may elect by written notice to the reacquiring Member within forty-five (45) days after it has actual notice or knowledge of such reacquisition, to have such Properties contributed to the Company. If such an election is made, the reacquired Properties shall thereafter again be treated as Properties of the Company under this Agreement, and the costs of reacquisition shall be borne solely by the Member required to contribute such Properties to the Company, but shall not be credited to the Capital Account of the contributing Member, or taken into account for purposes of calculating the Members’ respective Interests.

ARTICLE XI

DISPUTES

11.1Dispute Resolution. Any controversy, claim or dispute between or among two or more of the Members, any Indemnified Member Party, any assignee or successor of an Interest

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that has not been admitted as a Member, the Manager, the Company and any of their respective Affiliates (each, a “Dispute Party”) (but excluding any controversy, claim or dispute to which all of the parties are any one Member or the Manager and its Indemnified Member Parties or its Affiliates) arising out of, relating to or in connection with the Company, Operations or this Agreement (a “Dispute”), and that is not otherwise settled by agreement between or among such parties, shall be exclusively and finally resolved pursuant to the provisions and procedures set forth in this Article XI. Without limiting the foregoing, the following shall be considered Disputes for this purpose: (a) all questions relating to the interpretation or breach of this Agreement, (b) all questions relating to the application of the Act to this Agreement or the interpretation of the Act, (c) all questions relating to any representations, negotiations and other proceedings leading to the execution of this Agreement, and (d) all questions relating to the application of this Article XI and the arbitration provisions in this Article XI. Notwithstanding the previous provisions of this Section 11.1, although the Dispute Parties agree that any legal action for a preliminary injunction or other prejudgment relief will be resolved by the Arbitration Panel appointed under Section 11.3, at any time before the Arbitration Panel has been appointed, any Dispute Party may seek a preliminary injunctive or other prejudgment relief from the Delaware Court of Chancery or other court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve a Dispute Party’s ability to obtain meaningful relief pending the outcome of the arbitration proceedings under this Article XI. Any Dispute Party may bring an action in the Delaware Court of Chancery or another court of competent jurisdiction to compel arbitration of any Dispute after the procedure under Section 11.2 is exhausted; provided, that to the fullest extent permitted by Law, each Dispute Party hereby waives and relinquishes any right under the Act or otherwise to compel the resolution of any substantive issues regarding a Dispute in the Delaware Court of Chancery or any other court, or to request any other relief from the Delaware Court of Chancery or any other court except as specifically set forth in this Article XI.

11.2Executive Mediation. In the event of any Dispute, upon written notice of any Dispute Party, such Dispute shall immediately be referred to one representative of the executive management designated by each Dispute Party who is authorized to settle the Dispute. Such representatives shall promptly meet in a good faith effort to resolve the Dispute. If the representatives designated by the relevant Dispute Parties under this Section 11.2 do not resolve the Dispute within ten (10) Business Days after the written notice, the Dispute shall be exclusively and finally resolved by binding arbitration under the provisions and procedures in Section 11.3.

11.3Arbitration. An arbitration under this Article XI shall be administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In connection with any proceedings concerning the recognition or enforcement of the arbitral award, each Dispute Party consents to personal jurisdiction and venue in the federal and state courts in Denver, Colorado, and waives any objection that it otherwise might have as to whether these courts are a sufficiently convenient forum.

(a)The arbitration shall be conducted before a panel of three arbitrators, each of whom shall be fluent in English, have experience in the mining industry, and be neutral and independent of the parties (the “Arbitration Panel”). The claimant or claimants shall appoint

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one arbitrator in the demand for arbitration, and the respondent or respondents shall appoint one arbitrator in the answer to the demand for arbitration. The third arbitrator shall be selected by the two arbitrators so appointed; provided, that if the two arbitrators so appointed fail to select the third arbitrator within thirty (30) days after the date on which the last of such two arbitrators is appointed, then the third arbitrator shall be appointed by the AAA. The third arbitrator, regardless of how selected, shall chair the Arbitration Panel. Once the arbitrators are impaneled, if (i) an arbitrator withdraws after a challenge, (ii) an arbitrator dies, or (iii) an arbitrator otherwise resigns or is removed, then such arbitrator shall be replaced within thirty (30) days by the applicable party or arbitrators in accordance with this Section 11.3(a).

(b)The place of arbitration shall be Denver, Colorado. The arbitration shall be conducted in English; provided that any Dispute Party, at its cost, may provide for the translation of the arbitration proceeding into a language other than English.

(c)Unless the Arbitration Panel orders an earlier date, not less than 30 days before the beginning of the evidentiary hearing, each Dispute Party shall submit to the other Dispute Party the documents, in English, that it intends to use in the arbitration and a list of the witnesses whom the Dispute Party intends to call at the hearing. Each Dispute Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing party.

(d)To the extent reasonably possible, the Arbitration Panel shall issue its final award within six (6) months after the date on which the third arbitrator is designated. The decision of the Arbitration Panel shall be final and binding. The award shall be in the form of written findings of fact and the conclusions of Law upon which the decision is based. The award shall not include any indirect, incidental, special, consequential, or punitive damages. Each Dispute Party shall bear its own costs, expenses, and attorneys’ fees incurred in connection with the arbitration. The claimant or claimants and the respondent or respondents shall each be responsible for one-half of the arbitrators’ fees.

(e)Notwithstanding the pendency of any arbitration, the obligations of the Dispute Parties under this Agreement shall remain in full force and effect; provided, that no Dispute Party shall be considered in default under either such agreement (except for defaults for the payment of money) during the pendency of an arbitration specifically relating to the default.

(f)The arbitrators have no authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement as interpreted under the Laws of Delaware, without regard to any conflicts of Law provision or rule that would cause the application of the Laws of any jurisdiction other than Delaware, including in each case any applicable statutes of limitations. The Arbitration Panel shall have no authority to award exemplary, punitive, special, indirect, or consequential damages, but shall otherwise have the power to order any remedy available at law or in equity under Delaware Law that is not prohibited by the terms and provisions of this Agreement.

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ARTICLE XII

MISCELLANEOUS

12.1	Confidentiality.

(a)Subject to Section 12.1(b), each Member and the Manager shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information that it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member (including in its capacity as the Manager).

(b)Notwithstanding Section 12.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Interest or the Assets, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 12.2.

(c)As to any disclosure under clause (i), (ii) or (iii) of Section 12.1(b), (i) the disclosing Member or Manager shall give notice to the other Member concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members and the Manager are obligated under this Section 12.1, and (iv) the disclosing Member or Manager shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member or Manager.

(d)A Member or Manager shall continue to be bound by this Section 12.1 until the earlier of (i) the date that is two (2) years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation or deemed resignation of such Member or Manager or the Transfer by such Member of its entire Interest), and (ii) the date that is two (2) years after the resignation or deemed resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member or the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 11.1 shall survive indefinitely.

12.2Public Announcements. Any Member may issue any press release or make any public disclosure concerning the Company or Operations that it believes in good faith is required

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by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates; provided that if a Member or any of its Affiliates intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Member before issuing the press release or making the disclosure. Except as provided in the previous sentence, neither the Company, any Member, the Manager, nor any of their respective Affiliates, shall issue any press release or make any public announcement relating to the Company or Operations without the prior written approval of the Management Committee.

12.3Notices. All notices to the Members or the Manager shall be in writing to the applicable address on the signature page to this Agreement, and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt. A Member or Manager may change its address by notice to the other Members.

12.4Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

12.5Waiver. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member or Manager to be charged with the waiver. The failure of a Member or the Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Member’s or the Manager’s rights thereafter to enforce any provision or exercise any right.

12.6Amendment. Except for (a) amendments executed by the Manager in connection with the admission of additional or substituted Members under Sections 2.6 or 8.5(e), and 8.5(b) deemed amendments under Section 12.7, notwithstanding the definition of “limited liability company agreement” contained in section 18-101(7) of the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the “limited liability company agreement” of the Company unless it is made in a writing duly executed by each Member or at least one Representative of each Member, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement. To the extent reasonably possible, minutes, resolutions and consents of the Management Committee that are executed or approved by at least one Representative of each Member shall be read in a manner consistent with this Agreement. To the extent of any irreconcilable conflict between any provision of this Agreement and any such minutes, resolutions or consents, this Agreement shall control. Under no circumstances shall any consent or approval of the Management Committee that is not

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executed or approved by each Member or at least one Representative of each Member amend, restate, modify or supplement this Agreement.

12.7Severability. If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of the Arbitration Panel to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such the Arbitration Panel has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

12.8Force Majeure. Except for any obligation to make Capital Contributions or other payments when due under this Agreement, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event. The affected Member or Manager shall promptly give notice to the other Member of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration. The affected Member or Manager shall resume performance as soon as reasonably possible.

12.9Rules of Construction. Each Member, Manager or other party to or bound by this Agreement acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Interest or other interest in the Company. Each such party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

12.10Governing Law. This Agreement, and the rights and liabilities of the Members under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules as to conflicts of Laws that would apply the Laws of another state.

12.11Further Assurances. Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

12.12	Survival.

(a)Resignation, Relinquishment, Redemption and Transfer. After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Interest, or the Transfer by a Member of its entire Interest in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such

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release, (ii) remain liable to each other Member and former Member and their respective Indemnified Member Parties for its reimbursement and indemnification obligations under Sections 4.3 and 4.4, and (iii) shall continue to have the right to enforce the indemnification and reimbursement obligations of the Company, the other Members and the former Members under Sections 4.2, 4.3 and 4.4 with respect to actions, omissions or events occurring before the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, notwithstanding any amendment, restatement, modification or supplement to this Agreement adopted after the date of such resignation, deemed resignation, relinquishment, redemption or Transfer that attempts to limit or restrict such rights. In addition, a former Member shall continue to be subject to its obligations, if any, under Sections 9.1(d) and 9.2 after the resignation or deemed resignation of such former Member.

(b)Dissolution, Liquidation and Termination. After the dissolution, liquidation and termination of the Company, (i) each Person that was a Member as of the date of the dissolution of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of termination and not previously furnished to such Person, (ii) if any former Member continues to own all or any portion of the Properties, each Person that was a Member as of the date of dissolution of the Company shall continue to have rights of ingress and egress to such Properties for purposes of ensuring Environmental Compliance, and (iii) each former Member (regardless whether such Person was a Member as of the date of the dissolution of the Company) shall remain liable for (A) its indemnification and reimbursement obligations under Sections 4.3 and 4.4, subject to Section 4.5, and (B) its Capital Contribution obligations under Sections 3.3 and 3.4, but only in the case of this clause (B) to the limited extent provided in Section 5.6(e).

(c)Survival of Provisions. The provisions of this Agreement shall survive any event described in Section 12.12(a) and 12.12(b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Manager or other Persons in whose favor such provisions run.

12.13No Third-Party Beneficiaries. Except to the extent specifically provided in this Agreement with respect to the Indemnified Member Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members, the Manager and the Representatives, and no other Person (including any creditor of the Company, the Members, the Indemnified Member Parties and the Manager), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement. Except as specifically provided in this Agreement, no Person (including any named third-party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

12.14Entire Agreement. This Agreement and the Exploration and Development Agreement contain the entire understanding of the Members and the Manager with respect to the Company and supersede all prior agreements, understandings and negotiations relating to the subject matter of this Agreement and the Exploration and Development Agreement.

12.15Parties in Interest. This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members and the Manager and shall be binding upon the

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successors and assigns of the Members and the Manager (whether or not permitted). In the event of any conflict between this Agreement, on the one hand, and the Exploration and Development Agreement, on the other hand, the terms of this Agreement shall control.

12.16Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.

12.17Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the provisions of this Agreement shall be revised in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

[Signatures on Next Page]

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The parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

Golden Gryphon USA, Inc.

Address: 1400 Tanager Place, R.R. 21		By:
British Columbia, V0N 2W1, Canada		Name:
Attention: Jeffrey Abbott		Title:
Email: jeffrey_abbott4@telus.net		Date:

Golden Minerals Company

Address: 1312 17th St., Unit 2136		By:	/s/ Pablo Castanos
Denver, CO 80202		Name:	Pablo Castanos
Attention: Pablo Castanos		Title:	President & CEO
Email: pablo.castanos@goldenminerals.com		Date:	07/29/2026

Acknowledged and agreed as to those provisions applicable to the Manager:

MANAGER:
Golden Minerals Company

By:	/s/ Pablo Castanos	Address: 1312 17th St., Unit 2136
Name:	Pablo Castanos	Denver, CO 80202
Title:	President & CEO	Attention: Pablo Castanos
Email: pablo.castanos@goldenminerals.com

Limited Liability Company Agreement of Sand Canyon Explorations LLC: Signature Page

The parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

Golden Gryphon USA, Inc.

Address: 1400 Tanager Place, R.R. 21	By:	/s/ Jeffrey Abbott
British Columbia, V0N 2W1, Canada	Name:	Jeffrey Abbott
Attention: Jeffrey Abbott	Title:	President
Email: jeffrey_abbott4@telus.net	Date:	7/29/26

Golden Minerals Company

Address: 1312 17th St., Unit 2136	By:
Denver, CO 80202	Name:
Attention: Pablo Castanos	Title:
Email: pablo.castanos@goldenminerals.com	Date:

Acknowledged and agreed as to those provisions applicable to the Manager:

MANAGER:

Golden Minerals Company

By:	Address: 1312 17th St., Unit 2136
Name:	Denver, CO 80202
Title:	Attention: Pablo Castanos
Email: pablo.castanos@goldenminerals.com

Limited Liability Company Agreement of Sand Canyon Explorations LLC: Signature Page

APPENDIX A

Defined Terms

1.Defined Terms. As used in the Agreement, the following capitalized terms have the following meanings given:

“Accounting Procedure” means the accounting and other procedures in Exhibit B.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Adverse Consequences” mean with respect to a Person, claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person, including, if the Person is a Member, any of the foregoing suffered or incurred by the Company to the extent funded by Capital Contributions of the Member to the Company, but excluding any diminution in the value of the Company or its Assets or any Interest.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person. Notwithstanding the previous sentence, the Company shall not be considered an Affiliate of either Member or any of their respective Affiliates.

“Annual Period” means each calendar year.

“Area of Interest” means the area described as the “Area of Interest” in Exhibit A.

“Assets” means the Properties, Products and all other real and personal property, tangible and intangible, including existing or after-acquired properties, and all contract rights, in each case owned or held by the Company.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of Capital Contributions to be made by the Members with respect to a Program.

“Business” means the conduct of the business of the Company in furtherance of the purposes stated in Section 2.3 and in accordance with this Agreement.

“Business Account” means the account maintained by the Manager for the Company in accordance with the Accounting Procedure.

“Business Day” means any day on which federally chartered banks are generally open for business in Nevada.

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“Capital Account” means the capital account maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv).

“Capital Contribution” means, with respect to a Member, the sum of (a) the dollar amounts of any cash and cash equivalents contributed by the Member to the capital of the Company, plus (b) the fair market value, as agreed by all of the Members, or if they cannot agree, as determined by the Management Committee, of any property (other than cash or cash equivalents) contributed by the Member to the capital of the Company. In the context of a proposed or adopted Program and Budget, Capital Contribution means the proposed or actual amount of capital that each Member is required to contribute to the Company from time to time to fund the Program and Budget.

“Code” means the Internal Revenue Code of 1986.

“Company” means Sand Canyon Explorations LLC, the Delaware limited liability company governed by this Agreement.

“Confidential Information” means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) provided by the Company, a Member or the Manager, any of their respective Affiliates, or any of their respective employees or agents, to any of the foregoing that either (a) derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, or (b) that are designated by the providing Person as confidential, in each case including all analyses, interpretations, compilations, studies and evaluations based on the information, data, knowledge and know-how that are generated or prepared by or on behalf of the recipient of the information, data, knowledge or know-how.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to or actually continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contributed Capital” means the aggregate amount of Capital Contributions made by each Member to the Company; provided, however, that for purposes of determining Contributed Capital (but not for purposes of maintaining the Capital Accounts) after an election under Section 3.5(c) or Section 3.5(b)(iv)(A), (a) the Contributed Capital of the Non-Defaulting Member shall be increased by (i) the Default Amount; multiplied by (ii) the Dilution Multiple, and (b) the Contributed Capital of the Delinquent Member shall be decreased by (i) the amount calculated in clause (a) above; minus (ii) the Default Amount. In the case of an election under Section 3.5(b)(iv), the Default Amount shall equal the unpaid portion of the Default Loan and all accrued and unpaid interest. The amount contributed on behalf of the Delinquent Member by the Non-Defaulting Member is not intended to affect the Members’ Capital Accounts.

“Control” means (a) when used as a verb, (i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting

Appendix A – Defined Terms: Page 2

securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise, and (ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise, and (b) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (a).

“Default Rate” means a rate per annum equal to the lesser of (a) the Prime Rate plus two (2) percentage points, and (b) the maximum non-usurious rate permitted by applicable Law.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

“Dilution Multiple” means 2 except as otherwise specifically set forth in this Agreement.

“Encumbrance” means any mortgage, deed of trust, security interest, pledge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established under Section 2.14 of Exhibit B.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all Adverse Consequences (including liabilities for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) that are asserted against the Company, either Member or the Manager, by any Person other than the other Members, arising out of, based on or resulting from

Appendix A – Defined Terms: Page 3

(a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties or emanating, migrating or threatening to emanate or migrate from the Properties to off-site properties, (b) physical disturbance of the environment, or (c) the violation or alleged violation of any Environmental Laws.

“Existing Data” means (a) all records, information and data relating to title to the Properties or environmental conditions at or pertaining to the Properties, (b) all maps, assays, surveys, technical reports, drill logs, samples, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, and (c) all accounting and financial records, and other material information, in each case pertaining to or developed in operations on the Properties in the possession of, or reasonably available to, Golden or GGUSA as of the Effective Date.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.

“Exploration and Development Agreement” means the Exploration and Development Earn-In Agreement dated March 14, 2019, as amended, among Golden, GGUSA, and GGUSA’s parent company, Golden Gryphon Explorations Inc., a company incorporated under the laws of British Columbia.

“Financing Parties” means lenders, financial institutions, security holders, investors, export credit agencies, multilateral institutions, equity providers and other Persons providing Project Financing to the Company, and all trustees, agents, nominees and Persons acting in similar capacities on behalf of any such Persons, and the successors and assigns of any of them.

“Force Majeure Event” means, with respect to the Manager or any Member, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant), (b) the inability to obtain on reasonably acceptable terms any Permit or private license, consent or other authorization, and any actions or inactions by any Governmental Authorities or private third parties that delay or prevent the issuance or granting of any Permits or other authorization required to conduct Operations beyond the reasonable expectations of the Member or Manager seeking the Permit or other authorization, including (i) the failure to complete any review and analysis required by the National Environmental Policy Act (“NEPA”) or any similar state law within eighteen (18) months of initiation of that process, and (ii) an appeal of the issuance of a Permit or authorization that revokes, suspends or curtails the right under the Permit or authorization to conduct Operations, (c) changes in Law, and instructions, requests, judgments and orders of Governmental Authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (f)

Appendix A – Defined Terms: Page 4

riots, civil strife, insurrections and rebellions, (g) fires, explosions and acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) existing or future epidemics or pandemics, (i) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (j) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (k) accidents, (l) breakdowns of equipment, machinery or facilities, (m) actions by native rights groups, environmental groups, or other similar focused interest groups, and (n) other similar causes, conditions, events and circumstances, whether similar or dissimilar to the foregoing, beyond its reasonable control.

“GAAP” means generally accepted accounting principles in the United States.

“GGUSA” has the meaning set forth in the preamble of this Agreement.

“Golden” has the meaning set forth in the preamble of this Agreement.

“Governmental Authority” means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments, recording or filing fees and other payments required by Law to be paid to any Governmental Authority to locate or maintain any licenses, permits, unpatented mining claims, concessions, fee lands, mining leases, surface leases or other tenures included in the Properties.

“Interest” means, with respect to a Member (a) the limited liability company interest of the Member, including the Member’s Capital Account and share of items of Profit, Loss and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement, (b) the Member’s status as a Member, (c) all other rights, benefits and privileges enjoyed by the Member in its capacity as a Member, including the Member’s rights to vote, consent and approve those matters described in this Agreement, and (d) all obligations, duties and liabilities imposed on the Member under this Agreement in its capacity as a Member (but not in the capacity of a Manager or other capacity). The Interest of a Member shall be reflected as a percentage, reflecting the percentage interest of the Member in certain allocations of items of Profit, Loss and credit and certain distributions of cash or property, as the percentage interest may from time to time be adjusted under this Agreement. Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of 0.005 or more shall be rounded up to 0.01. Decimals of less than 0.005 shall be rounded down. The initial Interests of the Members as of the Effective Date are in Section 3.1(a).

“Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including

Appendix A – Defined Terms: Page 5

permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Loss” mean any item of loss or deduction of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of deduction and loss.

“Member” and “Members” mean Golden and GGUSA and any other Person admitted as a substituted or additional Member of the Company under this Agreement. The term “Member” also includes a former Member, but only to the extent of any rights or obligations under this Agreement that expressly survive the resignation of the Member, the Transfer of the Member’s Interest or the dissolution and liquidation of the Company.

“Misconduct” means, with respect to a Member (a) an unauthorized act or assumption of liability by the Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except under the authority expressly granted in this Agreement or as otherwise agreed in writing by the Members, (b) a material breach by the Member in its capacity as a Member (but not in its capacity as a Manager or Representative) of any covenant contained in this Agreement, or (c) if the Member or an Affiliate of the Member is the Manager, a material breach by the Manager of any of its obligations under this Agreement that (i) constitutes a breach of its standard of care under Section 5.4, as limited by Section 5.5 and (ii) continues for thirty (30) days after notice from any other Member demanding performance (unless the Manager in good faith disputes the existence of the material breach).

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

“Net Smelter Returns Royalty” means a net smelter returns royalty that may be granted by the Company to a Member upon the resignation or deemed resignation of such Member as provided in this Agreement in the form of the Net Smelter Returns Royalty Deed attached as Exhibit D.

“Operations” means the activities and operations of the Company.

“Owned Property” means the undivided one hundred percent (100%) interest in certain unpatented mining claims in Humboldt County, Nevada, as more particularly described as the “Owned Property” in Exhibit A.

“Permit” means any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority.

“Permitted Encumbrance” means, with respect to any Assets, (a) Encumbrances specifically approved by the Management Committee, (b) mechanic’s, materialmen’s or similar Encumbrances if payment of the secured obligation is not yet overdue or being contested in good

Appendix A – Defined Terms: Page 6

faith, (c) Encumbrances for taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or being contested in good faith, (d) Encumbrances existing at the time of, or created concurrent with, the acquisition of the Assets, (e) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with, materially impair or materially impede the Business or Operations or the value or use of the Assets, (f) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations that are incurred in the ordinary course of Operations on the Assets, and (g) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Assets, (ii) obligations or duties to any Governmental Authority with respect to any Permits and the rights reserved or vested in any Governmental Authority to terminate Permits or to condemn or expropriate property, and (iii) zoning or other land use or Environmental Laws of any Governmental Authority.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity.

“Prime Rate” means the interest rate quoted as “Prime” by the Wall Street Journal, as the rate may change from day to day.

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

“Project Financing” means any financing approved by the Management Committee and obtained by the Company for the purpose of placing a mineral deposit situated on the Properties into commercial production, and any replacement, renewal or extension financing or refinancing approved by the Management Committee. Project Financing shall not include any financing obtained individually by either Member to finance payment or performance of its obligations under this Agreement.

“Properties” means (a) the Owned Property, together with all water and water rights, easements and rights-of-way, and other appurtenances attached to or associated with the Owned Property, and (b) all other interests in real property within the Area of Interest that are acquired by the Company.

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“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.

“Tax Distribution Amount” means, with respect to each Member, the remainder of the amount calculated in clause (a) below minus the amount calculated in clause (b) below.

(a)The amount under this clause (a) is the product of Tax Percentage multiplied by the remainder of (i) the cumulative amounts of items of income and gain allocated to the Member for federal income tax purposes for all periods (excluding gains from the sale of all or substantially all the Assets of the Company), minus (ii) the cumulative amounts of items of deduction, loss and expense allocated to the Member for federal income tax purposes for all periods (excluding losses from the sale of all or substantially all of the Assets of the Company).

(b)The amount under this clause (b) is the cumulative distributions distributed to the Member pursuant to this Agreement for all periods.

“Tax Percentage” means a percentage (which percentage shall be the same for each Member regardless of such Member’s actual effective state or federal tax rates) established at the maximum marginal state and federal tax rates in effect for corporations resident in the State of Delaware for the calendar year to which the applicable Tax Distribution relates or such other rate as the Management Committee shall reasonably determine. The Tax Percentage shall be 29.7% or such other percentage reasonably determined by the Management Committee in accordance with the preceding sentence from time to time.

“Transfer” means, with respect to any asset, including any Interest or other interest in the Company (including any right to receive distributions from the Company or any other economic interest in the Company), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of the asset, whether the disposition is voluntary, involuntary or by merger, exchange, consolidation, bankruptcy or other operation of Law, including (a) in the case of an asset owned by a natural person, a transfer of the asset upon the death of its owner, whether by will, intestate succession or otherwise, (b) in the case of an asset owned by a Person that is not a natural person, a distribution of the asset, including in connection with the dissolution, liquidation, winding up or termination of the Person (other than a liquidation under a deemed termination solely for tax purposes), and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on the asset; provided, that the creation of an Encumbrance on an asset shall not constitute a Transfer of the asset.

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party thereto

2.Terms Defined in the Agreement. As used in the Agreement, the following terms have the meanings given in the Agreement where indicated below:

Defined Term	Where Defined

AAA	Section 11.3

Appendix A – Defined Terms: Page 8

Acquiring Member	Section 10.1(b)
Agreement	Introductory paragraph
Amendment	Section 6.5
Arbitration Panel	Section 11.3(a)
Cash Call	Section 3.4
Contributing Member	Section 6.6(b)
Covered Real Property	Section 10.1(a)
CTA	Section 2.9
Default Amount	Section 3.5(a)
Default Loan	Section 3.5(b)
Delinquent Member	Section 3.5(a)
Dispute	Section 12.1
Dispute Party	Section 11.1
Effective Date	Introductory paragraph
Excess Contribution	Section 6.6(b)
GGUSA	Introductory paragraph
GGUSA Products	Section 7.3(a)
Golden	Introductory paragraph
Golden Products	Section 7.3(a)
Indemnified Member Parties	Section 4.3(a)
Indemnifying Member	Section 4.3(a)
Independent Accountant	Section 6.13
Joint Funding	Section 3.3
Major Decision	Section 5.2(f)
Management Committee	Section 5.2(a)
Manager	Section 5.3
Monthly Capital Call	Section 7.1(d)
Non-Contributing Member	Section 6.6(a)
Non-Contribution Notice	Section 6.6(a)
Non-Defaulting Member	Section 3.5(a)
Notified Member	Section 8.4(a)
Offer Notice	Section 8.4(a)
Offered Interest	Section 8.4(a)
Offered Price	Section 8.4(a)
Offered Terms	Section 8.4(a)
Permitted Interest Encumbrance	Section 8.2(b)
Permitted Transfer	Section 8.2(a)
Representative	Section 5.2(a)
Requesting Member	Section 7.3(b)
Selling Member	Section 8.4(a)
Tax Distribution	Section 7.1(d)
Underfunded Amount	Section 6.6(a)

Appendix A – Defined Terms: Page 9

OMITTED EXHIBITS

The following exhibits to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

Exhibit A: Property Description and Area of Interest

Exhibit B: Accounting Procedure

Exhibit C: Tax Matters

Exhibit D: Form of Net Smelter Returns Royalty Deed

Exhibit E: Insurance

Exhibit F: Initial Program and Budget

Exhibit G: Form of Quitclaim Deed